UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Bed Bath & Beyond Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BED BATH & BEYOND INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
July 2, 2015

TIME	9:00 A.M. on Thursday, July 2, 2015

PLACE	The Madison Hotel One Convent Road Morristown, New Jersey 07960

ITEMS OF BUSINESS	(1) To elect ten directors until the Annual Meeting in 2016 and until their respective successors have been elected and qualified (Proposal 1).

(2) To ratify the appointment of KPMG LLP as independent auditors for the 2015 fiscal year (Proposal 2).

(3) To consider the approval, by non-binding vote, of the 2014 compensation paid to the Company’s named executive officers (commonly known as a “say-on-pay” proposal) (Proposal 3).

(4) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments.

RECORD DATE	You can vote if you were a shareholder of record on May 6, 2015.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, we urge you to vote online, via telephone or to fill out the enclosed proxy card and return it to us in the envelope provided.  No postage is required.

Important Notice Regarding the Availability of Proxy Material for the Annual Meeting of Shareholders to be held on July 2, 2015:  this Notice of the 2015 Annual Meeting of Shareholders, Proxy Statement and the Company’s 2014 Annual Report are available at www.bedbathandbeyond.com/annualmeeting2015.

May 29, 2015	Warren Eisenberg
Co-Chairman

Leonard Feinstein
Co-Chairman

Bed Bath & Beyond Inc.
650 Liberty Avenue
Union, New Jersey 07083

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Bed Bath & Beyond Inc. (the “Company”, “we”, or “us”), a New York corporation, of proxies to be voted at our 2015 Annual Meeting of Shareholders and at any adjournment or adjournments.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

This Proxy Statement, the proxy card and our 2014 Annual Report are being mailed starting May 29, 2015.  The information regarding stock ownership and other matters in this Proxy Statement is as of the record date, May 6, 2015, unless otherwise indicated.

What may I vote on?

You may vote on the following proposals:

•	election of ten directors to hold office until the Annual Meeting in 2016 (Proposal 1);

•	ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending February 27, 2016 (“fiscal 2015”) (Proposal 2); and

•	consider the approval, by non-binding vote, of the 2014 compensation paid to the Company’s named executive officers (commonly known as a “say-on-pay” proposal) (Proposal 3).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TEN DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS AND FOR THE SAY-ON-PAY PROPOSAL.

Who may vote?

Shareholders of record of the Company’s common stock at the close of business on May 6, 2015 are entitled to receive this notice and to vote their shares at the Annual Meeting.  As of that date, there were 171,308,612 shares of common stock outstanding.  Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I vote?

The Company encourages you to use the electronic means available to you to vote your shares.  How you vote will depend on how you hold your shares of Bed Bath & Beyond Inc. common stock.

Shareholder of Record

If your shares are registered directly in your name with Bed Bath & Beyond Inc.’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you.  If you hold restricted stock under the Company’s 2012 Incentive Compensation Plan, you are also considered the shareholder of record with respect to those shares.  As the shareholder of record, you have the right to vote by proxy.

There are three ways you can do so:

•	Vote by Internet - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information.  Have your proxy card in hand when you access the website.

•	Vote by phone - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions.  Have your proxy card in hand when you call.

•	Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided, or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person.  However, for those who will not be voting at the Annual Meeting in person, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on July 1, 2015.

Beneficial Owner

Most shareholders of Bed Bath & Beyond Inc. hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name.  If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record.  As the beneficial owner, you have the right to direct your broker on how to vote.  Your broker or nominee has enclosed a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.  If you hold your shares through a New York Stock Exchange member brokerage firm, such member brokerage firm has the discretion to vote shares held on your behalf with respect to the appointment of the Company’s auditors, but not with respect to the election of directors or the say-on-pay proposal, as more fully described under “What is a broker ‘non-vote’?”.

Can I change my vote?

Yes.  If you are the shareholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•	sending a letter to the Company stating that your proxy is revoked;

•	signing a new proxy and sending it to the Company; or

•	attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker or nominee for instructions on changing their vote.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting.  A quorum is a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting.  They may be present at the Annual Meeting or represented by proxy.  Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on.

How many votes are needed to approve the proposals?

At the 2015 Annual Meeting of Shareholders, a “FOR” vote by a majority of votes cast is required for the election of directors, to ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal 2015 and to approve, by non-binding vote, the say-on-pay proposal.

A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of votes “AGAINST.”  Abstentions and broker non-votes shall not constitute votes “FOR” or votes “AGAINST.”

What is an abstention?

An abstention is a properly signed proxy card which is marked “abstain.”

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.  Under current applicable rules, Proposal 2 is a “discretionary” item upon which New York Stock Exchange member brokerage firms that hold shares as nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

However, New York Stock Exchange member brokerage firms that hold shares as nominee may not vote on behalf of the beneficial owners on the following proposals unless you provide voting instructions:  Proposal 1, the election of directors and Proposal 3, the say-on-pay proposal.  Therefore, if your shares are held by such nominee, please instruct your broker regarding how to vote your shares on each of these proposals.  This will ensure that your shares are counted with respect to each of these proposals.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters.  As of April 8, 2015, which is the date by which any proposal for consideration at the Annual Meeting submitted by a shareholder must have been received by the Company to be presented at the Annual Meeting, and as of the date of this Proxy Statement, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

The Company will pay the expenses of soliciting proxies.  In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or associates of the Company.  The Company has engaged D.F. King & Co., Inc., for a fee to be determined, to assist in the solicitation of proxies.  The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Annual Meeting or would like additional copies of this document or our 2014 Annual Report on Form 10-K, please contact:  Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, NJ 07083, Attention:  Investor Relations Dept., Telephone:  (908) 688-0888.

ELECTION OF DIRECTORS (PROPOSAL 1)

How is the Board of Directors structured and who has been nominated?

The Board of Directors believes it is structured to provide oversight, direction and guidance to management.  In doing so, the members of the Board bring to their service valuable expertise in a wide range of subject matter areas relevant to the Company in the execution of its strategy.  These areas include operations, merchandising, real estate, technology, finance and financial reporting, legal and regulatory compliance, international business and the exercise of leadership in large, complex organizations. The Board, as part of its annual self-assessment and on an ongoing basis as appropriate, considers the skills and experience of its members in relation to the needs of the Company.

The Board of Directors, therefore, upon recommendation of its Nominating and Corporate Governance Committee, has nominated for reelection as directors, for a one year term expiring at the 2016 Annual Meeting, each of the current members of the Board.

Information concerning our directors as of the record date, and the key experience, qualifications and skills they bring to our Board, is provided below.

Warren Eisenberg, 84, is a Co-Founder of the Company and has served as Co-Chairman since 1999.  He has served as a director since 1971.  Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Leonard Feinstein, 78, is a Co-Founder of the Company and has served as Co-Chairman since 1999.  He has served as a director since 1971.  Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Messrs. Eisenberg and Feinstein remain active as part of the senior leadership of the Company and bring to the Board, among other benefits, their experience in building the Company during its 44-year history and their overall experience in the retail industry, in each case for over 50 years.

Steven H. Temares, 56, has served as Chief Executive Officer of the Company since 2003.  He was President and Chief Executive Officer from 2003 to 2006 and was President and Chief Operating Officer from 1999 to 2003.  Mr. Temares joined the Company in 1992 and has served as a director since 1999.  Mr. Temares has been part of the leadership of the Company throughout its entire history as a public company.

Dean S. Adler, 58, is a Co-Founder and Chief Executive Officer of Lubert-Adler Partners, L.P., a private real estate investment firm.  He has served as a Principal of Lubert-Adler Partners, L.P. for over ten years.  He has been a director of the Company since 2001.  Mr. Adler also previously has served as a director of Developers Diversified Realty Corp., a shopping center real estate investment trust, and Electronics Boutique, Inc., a mall retailer.  Among other things, Mr. Adler has wide experience and involvement in commercial real estate including, in particular, retail real estate.

Stanley F. Barshay, 75, has served in a variety of senior executive positions at consumer healthcare companies.  He served as Executive Vice President of Merck & Co. (formerly Schering-Plough Corporation) and President of its Consumer Health Care Division from November 2009 until his retirement on April 1, 2010; prior to November 2009, Mr. Barshay was Chairman, Consumer Health Care, at Schering-Plough Corporation since June 2003.  For many years, Mr. Barshay served in a variety of senior executive positions at American Home Products (now part of Pfizer).  He has been a director of the Company since 2003.  Among other things, Mr. Barshay brings to the Board specialized knowledge about the marketing of consumer goods, and in particular health and beauty care products.

Geraldine T. Elliott, 58, is retired Executive Vice President, Strategic Advisor at Juniper Networks, Inc. She served as Executive Vice President and Chief Customer Officer at Juniper Networks, Inc. from March 2013 to February 2014 after prior roles as Executive Vice President and Chief Sales Officer, and as Executive Vice President of Strategic Alliances.  Ms. Elliott joined Juniper in 2009 after seven years at Microsoft Corporation, where she held a series of senior executive positions, including Corporate Vice President of the company’s Industry Solutions Group, Worldwide Public Sector organization, and their North American Enterprise Sales region.  Prior to joining Microsoft, Ms. Elliott spent 22 years at IBM Corporation, where she held executive and management positions in North America and Asia Pacific in sales, services, consulting, strategy development, and product management.  She has been a director of the Company since February 2014.  Additionally, Ms. Elliott is founder of Broadrooms.com, an informational resource for executive women serving on corporate boards in the U.S.  She serves on the board of Whirlpool Corporation where she is a member of the Audit and Human Resources committees.  Among other things, Ms. Elliott brings to the Board her strategic understanding of transformative digital technologies, as well as her global marketing, sales, service and channel experience.

Klaus Eppler, 84, has been a pensioned partner in the law firm of Proskauer Rose LLP, counsel to the Company, since 2001.  Mr. Eppler was an equity partner of Proskauer Rose LLP from 1965 to 2001, when he ceased active partnership with responsibilities for clients.  He has been a director of the Company since 1992 and has served as outside Lead Director since 2002.  Mr. Eppler is also a director of Ascena Retail Group, Inc., an apparel retailer.  Mr. Eppler has served as a director of one or more retailers continuously for over 35 years.  Throughout his career as a practicing attorney, he represented numerous public companies or their boards of directors, including many retail companies.  Among other things, Mr. Eppler brings to the Board his experience with a wide variety of retailers.

Patrick R. Gaston, 57, has been President of the Western Union Foundation, which supports education and disaster relief efforts throughout the world with the support of the Western Union Company, since January 2013.  From January to December 2012, he was the Chief Executive Officer of Gastal Networks, LLC, a consulting firm specializing in corporate social responsibility initiatives.  From January to December 2011, he served a one-year term as Executive in Residence and Senior Advisor with the Clinton Bush Haiti Fund to support the rebuilding efforts in Haiti.  Until January 2011, Mr. Gaston was President of the Verizon Foundation since 2003.  Prior to assuming that position, Mr. Gaston held a variety of management positions at Verizon Communications Inc. and its predecessors since 1984, including positions in operations, marketing, human resources, strategic planning and government relations.  He has been a director of the Company since 2007.  Among other things, Mr. Gaston brings to the Board experience with respect to very large and complex public companies as well as extensive experience with other local, national and international organizations through his non-profit work.

Jordan Heller, 54, has been President of Heller Wealth Advisors LLC, a provider of financial advisory services, since 2008.  Mr. Heller was previously a partner with The Schonbraun McCann Group LLP from 2005 to 2008.  Prior to joining The Schonbraun McCann Group, Mr. Heller was a Managing Director at American Economic Planning Group.  He has been a director of the Company since 2003.  Mr. Heller is also a director of Equity One, Inc., a shopping center developer and owner.  Among other things, Mr. Heller brings to the Board experience in and knowledge of various financial matters.  He is a certified public accountant, chartered financial analyst and Certified Financial Planner™, and serves as an “audit committee financial expert” on the Company’s Audit Committee.

Victoria A. Morrison, 62, has been the Executive Vice President & General Counsel of Edison Properties, LLC, a diversified real estate company, since 2007.  Ms. Morrison was previously practicing law as a partner in the law firm of Riker, Danzig, Scherer, Hyland & Perretti LLP since 1986.  She has been a director of the Company since 2001.  Among other things, Ms. Morrison brings to the Board experience in and knowledge of real estate law and transactions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
VOTE FOR THE ELECTION OF THE TEN NOMINEES AS DIRECTORS.

OTHER BOARD OF DIRECTORS INFORMATION

How many times did the Board of Directors meet last year?

The Board of Directors held 11 meetings during the fiscal year ended February 28, 2015 (“fiscal 2014”).

Director Attendance

Each director of the Company attended more than 75% of the total number of meetings of the Board of Directors and committees on which he or she served.  The Company encourages, but does not require, the directors to attend the Company’s Annual Meeting of Shareholders.  All of the Company’s directors attended the 2014 Annual Meeting of Shareholders.

How were directors compensated for fiscal 2014?

The following table provides compensation information for each member of our Board of Directors during fiscal 2014, other than Warren Eisenberg, Leonard Feinstein and Steven H. Temares, each of whom is a named executive officer of the Company and none of whom received any additional compensation for his service as a director of the Company.

Annual director fees for fiscal 2014 were $100,000.  In addition, directors serving on standing committees of the Board of Directors were paid as follows:  an additional $10,000 for Audit Committee members, an additional $7,500 for Compensation Committee members, and (other than for the Lead Director) an additional $5,000 for Nominating and Corporate Governance Committee members.  The Lead Director received an additional $15,000 for acting in that capacity.  Director fees are paid on a quarterly basis.  Directors have the right to elect to receive all or 50% of their fees in stock or cash.  In addition to the fees above, each director received an automatic grant of restricted stock under the Company’s 2012 Incentive Compensation Plan with a fair market value on the date of the Company’s Annual Meeting of Shareholders during such fiscal year (the average of the high and low trading prices on such date), equal to $90,000, such restricted stock to vest on the last day of the fiscal year of grant provided that the director remains in office until the last day of the fiscal year.

Director Compensation Table for Fiscal 2014

As described more fully below, the following table summarizes the annual compensation for the non-employee directors as members of our Board of Directors during fiscal 2014.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Total ($)
Dean S. Adler	112,500	(1)	90,000	(2)	202,500
Stanley F. Barshay	117,500		90,000	(2)	207,500
Geraldine T. Elliott	100,000		90,000	(2)	190,000
Klaus Eppler	115,000		90,000	(2)	205,000
Patrick R. Gaston	110,000	(3)	90,000	(2)	200,000
Jordan Heller	110,000		90,000	(2)	200,000
Victoria A. Morrison	112,500		90,000	(2)	202,500

(1)
This director fee was paid in shares of common stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) based on the fair market value per share on the second business day following the announcement of the Company’s financial results for its fiscal third quarter, which was $73.89 per share, the average of the high and low trading prices on January 12, 2015.

(2)
Represents the value of 1,519 restricted shares of common stock of the Company granted under the Company’s 2012 Incentive Compensation Plan at fair market value on the date of the Company’s 2014 Annual Meeting of Shareholders ($59.285 per share, the average of the high and low trading prices on July 7, 2014), such restricted stock to vest on the last day of the fiscal year of grant provided that the director remains in office until the last day of the fiscal year.  No stock awards were outstanding for each director as of February 28, 2015.

(3)
Fifty percent of this director fee was paid in shares of common stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) as described in footnote (1).

Director Independence

The Board of Directors, upon the advice of the Nominating and Corporate Governance Committee, has determined that Mses. Elliott and Morrison and Messrs. Adler, Barshay, Eppler, Gaston and Heller each are “independent directors” under the independence standards set forth in NASDAQ Listing Rule 5605(a)(2).  This determination was based on the fact that each of these directors is not an executive officer or employee of the Company or has any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors’ independence determination is analyzed annually in both fact and appearance to promote arms-length oversight.  In making its independence determination this year, the Board of Directors considered relationships and transactions since the beginning of its 2014 fiscal year.  The Board of Directors’ independence determinations included reviewing the following relationships, and a determination that the relationships and the amounts involved, in each case, were immaterial.

•
Mr. Eppler is a (non-equity) pensioned partner of Proskauer Rose LLP.  In 2001, he ceased active partnership with responsibilities for clients.  The firm receives fees for legal services from the Company which represented a fraction of 1% of the revenues of Proskauer Rose LLP.

•
Mr. Adler is a principal or executive officer of several private equity funds, each with broad commercial real estate holdings. Several funds have among their investments interests in entities which hold retail properties, and portions of two such properties are under lease to the Company or subsidiaries for the operation of four of the over 1,500 stores operated by the Company. The interests of these funds in the rentals from the four stores represented a fraction of 1% of the rental income of the funds of which Mr. Adler is a principal or executive officer. In addition, Messrs. Eisenberg and Feinstein, the Company’s Co-Chairmen, have as part of their overall investment strategy investments in family limited partnerships, which partnerships hold passive interests in certain of such funds representing between approximately 1% and 3% of the interests of such funds.

•
Ms. Elliott previously served as an executive of Juniper Networks, which provides network services to a significant number of companies around the world, including the Company, which obtains such services on terms and pricing generally available to Juniper customers.  Ms. Elliott retired from Juniper in 2014.  Ms. Elliott is also a member of the Board of Directors of Whirlpool Corporation, which manufactures a wide array of kitchen and other products, some of which are purchased by the Company at market rates for resale in the ordinary course of business.

•
The Company leases 15 stores (or less than 1% of the Company’s total stores) from Equity One, Inc. (or its affiliates), on whose Board of Directors Mr. Heller serves.  The rental income from these stores represents approximately 2.2% of the total annual minimum rent received by Equity One.

As the Board determined, in each case, that the relationships and the amounts involved were immaterial, the Board does not believe that the relationships or transactions might reasonably impair the ability of the directors to act in the shareholders’ best interests.

Information about Committees of the Board; Compensation Committee Interlocks and Insider Participation

All members of the Audit, Compensation and Nominating and Corporate Governance Committees are considered independent pursuant to applicable Securities and Exchange Commission (“SEC”) and NASDAQ rules.  None of the members of the Compensation Committee was (i) during fiscal 2014, an officer or employee of the Company or any of its subsidiaries or (ii) formerly an officer of the Company or any of its subsidiaries.

None of our executive officers currently serves, or in fiscal 2014 has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Leadership Structure

Messrs. Eisenberg, Feinstein and Temares function together as the senior leaders of the Company.  Since Messrs. Eisenberg, Feinstein and Temares are not “independent directors” within the meaning of NASDAQ Listing Rule 5605(a)(2), the Board of Directors appointed an independent director to serve as the outside Lead Director.  Mr. Eppler has served as the outside Lead Director since 2002.  The general authority and responsibilities of the outside Lead Director are established by the Board of Directors.  In that capacity, Mr. Eppler presides at all executive sessions of the independent directors, has the authority to call meetings of the independent directors, acts as a liaison between the members of the Board and management, functions as Secretary of the Board (including with respect to the proposal and maintenance of Board agendas and schedules for meetings), arranges for Board committee functions and acts as Secretary of Board committees and receives communications from the Company’s shareholders.

Director Qualifications

The Board has adopted a policy regarding specific, minimum qualifications for potential directors.  These factors, and others as considered useful by the Board and the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.  The Company’s policies regarding director qualifications and skills are included on the Company’s website at www.bedbathandbeyond.com under the Investor Relations section.

Qualified candidates for membership on the Board will be considered without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability.  The Nominating and Corporate Governance Committee reviews and evaluates each candidate’s character, judgment, skills (including financial literacy), background, experience and other qualifications (without regard to whether a nominee has been recommended by the Company’s shareholders), as well as the overall composition of the Board, and recommends to the Board for its approval the slate of directors to be nominated for election at the annual meeting of the Company’s shareholders.  While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Committee believes that it is desirable that Board members represent a diversity of backgrounds, including gender and race, as well as diversity of viewpoints and experience.

Board Committees

Our Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees.  Information about each of these Committees follows.

Audit Committee

The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by (i) overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, and (ii) reviewing the financial reports and other financial information provided by the Company to the public.  In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their annual audit and reviewing the Company’s internal accounting controls.

The Audit Committee held eight meetings during fiscal 2014.  The current members of the Committee are Messrs. Barshay, Gaston and Heller.  The Board of Directors has determined that Mr. Heller is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and all of the members of the Committee meet the applicable independence standards for audit committee members in NASDAQ Listing Rule 5605(c)(2)(A).

Compensation Committee

The function of the Compensation Committee is to assist the Board of Directors by (i) considering and determining all matters relating to the compensation of the Company’s Co-Chairmen, Chief Executive Officer and other executive officers (as defined in Rule 3b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such other key executives as the Committee shall determine; (ii) administering and functioning as the Committee that is authorized to make grants and awards of equity compensation to executive officers and such other key executives as the Committee shall determine under the Company’s equity compensation plans; and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Committee’s consideration.

The Committee has the authority to engage consultants and other advisors.

The Compensation Committee held six meetings during fiscal 2014.  The current members of the Compensation Committee are Messrs. Adler and Barshay and Ms. Morrison.  All of the members of the Committee meet the NASDAQ independence requirements, the “non-employee directors” requirements under applicable SEC rules and the “outside directors” requirements for purposes of applicable tax law.

Nominating and Corporate Governance Committee

The function of the Nominating and Corporate Governance Committee is to assist the Board of Directors by (i) reviewing and recommending changes in certain policies regarding the nomination of directors to the Board for its approval; (ii) identifying individuals qualified to become directors; (iii) evaluating and recommending for the Board’s selection nominees to fill positions on the Board; and (iv) recommending changes in the Company’s corporate governance policies to the Board for its approval.  The Committee also oversees Board and management succession planning.  The Committee’s policy is to identify potential nominees based on properly submitted suggestions from any source and has established procedures to do so.  In addition, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate.  The Nominating and Corporate Governance Committee also has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees.  Shareholders wishing to propose a director candidate for nomination must provide timely notice of such nomination in accordance with the Company’s Amended By-laws.  The Nominating and Corporate Governance Committee held two meetings during fiscal 2014.  The current members of the Committee are Messrs. Adler and Eppler and Ms. Morrison.

Committee Charters; Additional Information; Risk Management

A complete copy of the charter of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as the Company’s policies on director attendance at the Annual Meeting and how shareholders can communicate with the Board of Directors, are available in the Investor Relations section of the Company’s website at www.bedbathandbeyond.com.

The Company maintains directors and officers indemnification insurance coverage.  This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide indemnification.  This coverage is from June 1, 2014 through June 1, 2015, at a total cost of approximately $261,000.  The primary carrier is Arch Insurance Company.  Although no assurances can be provided, the Company intends to obtain similar coverage from June 1, 2015 through June 1, 2016.

Management regularly reports to the Board of Directors with respect to compliance and risk management matters through a formal risk management process and committee.  The committee, which consists of a number of key executives, meets with executives of each principal business function to identify and assess the significant risks in each such business function’s areas of responsibility, then analyzes what risk mitigation efforts are or should be in place to eliminate or minimize such risks to acceptable levels.

RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL 2)

Who has been appointed as the Auditors?

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.  The Audit Committee has appointed KPMG LLP to serve as our independent auditors for fiscal 2015, subject to ratification by our shareholders.  The Company’s auditors have been KPMG LLP for every year that it has been a public company.  The Audit Committee and the Board of Directors believe that the continued retention of KPMG LLP as our independent registered public accounting firm is in the best interest of the Company and our shareholders.

Representatives of KPMG LLP will be present at the Annual Meeting to answer questions.  They will also have the opportunity to make a statement if they desire to do so.  If the proposal to ratify their appointment is not approved, other certified public accountants will be considered by the Audit Committee.  Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its shareholders.

What were the fees incurred by the Company for professional services rendered by and products purchased from KPMG LLP?

The Audit Committee is responsible for the approval of the audit fee associated with the Company’s retention of KPMG LLP.  The fees incurred by the Company for professional services rendered by and products purchased from KPMG LLP for fiscal 2014 and the fiscal year ended March 1, 2014 (“fiscal 2013”) were as follows:

	2014	2013

Audit Fees	$1,214,000	$1,214,000
Audit-Related Fees	86,000	—
Tax Fees	81,000	210,000
All Other Fees	3,000	3,000
	$1,384,000	$1,427,000

In fiscal 2014 and fiscal 2013, in accordance with the SEC’s definitions and rules, “audit fees” included fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements and the quarterly reviews of the financial statements included in its Form 10-Q filings.  In fiscal 2014, “audit-related fees” included fees for procedures required due to a Form S-3 registration statement and for a review of the accounting for the accelerated share repurchase program.  In fiscal 2014 and fiscal 2013, “tax fees” included fees associated with tax planning, tax compliance (including review of tax returns) and tax advice (including tax audit assistance).   The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining KPMG LLP’s independence.  In addition to fees for audit and non-audit services, in fiscal 2014 and 2013, the Company paid a subscription fee for a KPMG sponsored research product, reflected above in the “all other fees.”

In accordance with the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by its outside auditor.  To the extent permitted by applicable laws, regulations and NASDAQ rules, the Committee may delegate pre-approval of audit and non-audit services to one or more members of the Committee.  Such member(s) must then report to the full Committee at its next scheduled meeting if such member(s) pre-approved any audit or non-audit services.

In fiscal 2014 and fiscal 2013, all (100%) audit and non-audit services were pre-approved in accordance with the Audit Committee charter.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2015.

AUDIT COMMITTEE REPORT

The Board of Directors has determined that the membership of the Audit Committee meets the SEC and NASDAQ independence and experience requirements.  The Board of Directors has also determined that Mr. Heller qualifies as an “audit committee financial expert.”

The Audit Committee discussed the auditors’ review of quarterly financial information with the auditors prior to the release of that information and the filing of the Company’s quarterly reports with the SEC; the Audit Committee also met and held discussions with management and the independent auditors with respect to the audited year-end financial statements.

Further, the Audit Committee discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees,” received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence.  The Committee also discussed with the auditors and the Company’s financial management matters related to the Company’s internal control over financial reporting.  Based on these discussions and the written disclosures received from the independent auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended February 28, 2015, filed with the SEC on April 28, 2015.

This audit committee report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the SEC.

AUDIT COMMITTEE

Stanley F. Barshay
Patrick R. Gaston
Jordan Heller

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers as of May 6, 2015.

Name	Age	Position

Warren Eisenberg	84	Co-Chairman and Director
Leonard Feinstein	78	Co-Chairman and Director
Steven H. Temares	56	Chief Executive Officer and Director
Arthur Stark	60	President and Chief Merchandising Officer
Eugene A. Castagna	49	Chief Operating Officer
Susan E. Lattmann	47	Chief Financial Officer and Treasurer
Matthew Fiorilli	58	Senior Vice President - Stores

The biographies for Messrs. Eisenberg, Feinstein and Temares are set forth above under Election of Directors (Proposal 1).  Biographies for our other executive officers are as follows:

Arthur Stark has been President and Chief Merchandising Officer since 2006.  Mr. Stark has served as Chief Merchandising Officer since 1999 and was a Senior Vice President from 1999 to 2006.  Mr. Stark joined the Company in 1977.

Eugene A. Castagna has been Chief Operating Officer since 2014.  Mr. Castagna served as Chief Financial Officer and Treasurer from 2006 to 2014, as Assistant Treasurer from 2002 to 2006 and as Vice President - Finance from 2000 to 2006.  Mr. Castagna is a certified public accountant and joined the Company in 1994.

Susan E. Lattmann has been Chief Financial Officer and Treasurer since 2014.  Ms. Lattmann served as Vice President – Finance from 2006 to 2014, as Vice President – Controller from 2001 to 2006 and as Controller from 2000 to 2001.  Ms. Lattmann is a certified public accountant and joined the Company in 1996.

Matthew Fiorilli has been Senior Vice President - Stores since 1999.  Mr. Fiorilli joined the Company in 1973.

In addition, the following officers (who are not considered to be executive officers under the Exchange Act) report directly to Mr. Temares: Barry Feld, Chief Executive Officer – Cost Plus, Inc., Scott Hames, Vice President – Marketing and Analytics,  Allan N. Rauch, Vice President – Legal and General Counsel, and G. William Waltzinger, Jr., Vice President – Corporate Development and President – Harmon Stores, Inc.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, the Company is providing its shareholders the opportunity to cast an advisory vote on the compensation of its named executive officers for fiscal 2014.  This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on named executive officers’ compensation.

As described in detail in the Compensation Discussion and Analysis section of this Proxy Statement below, the primary objectives of the Company’s executive officer compensation program are to:

•	align rewards with performance that creates shareholder value;

•	support the Company’s strong team orientation;

•	attract additional talented executives as required, and encourage high-potential team players to build a career at the Company; and

•	provide financial rewards and incentives that are competitive with other organizations and fair to employees and shareholders.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s shareholders.  The Company believes that its executive officer compensation program for fiscal 2014, with its emphasis on both short and long-term equity awards and performance-based compensation, is appropriate and generally aligned with approaches adopted by many leading U.S. companies.

For these reasons, the Board of Directors recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers for fiscal 2014, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal is not binding upon the Company. However,  the Compensation Committee, which is responsible for designing and administering the Company’s executive officer compensation program, values the opinions expressed by shareholders in the Compensation Committee’s ongoing engagement, discussed below, and considers the views provided by shareholders when making future compensation decisions for named executive officers.  The affirmative vote of the holders of a majority of the votes cast by our shareholders in person or represented by proxy and entitled to vote is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR FISCAL 2014 AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our compensation programs as they apply to the Company’s principal executive officer, the principal financial officer, and the five most highly compensated executive officers of the Company (other than its principal executive officer and principal financial officer) for fiscal 2014 (“named executive officers”) whose compensation information is presented in the Summary Compensation Table and other tables following this discussion and analysis.

Compensation Committee Objectives

Our compensation programs are determined by the Compensation Committee of the Board of Directors.  The Compensation Committee’s principal objective is to develop and implement compensation policies that align the compensation of our executives with the Company’s performance and enhance shareholder value, while at the same time retaining an executive team that drives the success of the Company.  The Company believes that a key factor in its success to date has been the stability of its executive team.  To that end, the Company’s policy is to seek, whenever possible, at all levels, to promote from within and to compensate executives in a manner designed to promote the long-term success of the organization.  This policy has enabled the Company to develop an executive team with deep knowledge of the Company and the retail industry.

The Company’s compensation programs do not include annual cash bonuses and allocate the majority of each executive’s compensation to long-term performance-based equity (consisting of performance stock units and stock options, which are dependent on the Company’s performance and/or an increase in shareholder value).  The Compensation Committee believes that the goal of these programs aligns compensation with the Company’s and shareholders’ goal of incenting management to continue to enhance shareholder value.

Changes in Executive Compensation Program for 2014

In preparation for determining the 2014 compensation programs for the named executive officers, members of the Compensation Committee and members of the Nominating and Corporate Governance Committee, together with members of management, discussed various compensation and governance matters with the Company’s shareholders over the course of the year following the Company’s 2013 Annual Meeting of Shareholders. The Company engaged in this shareholder outreach program to exchange commentary and ideas on the Company’s compensation program and to receive feedback that would be considered when making future compensation and governance decisions.  This engagement group contacted holders of approximately 56% of the Company’s outstanding shares and Compensation Committee members, together with members of management, met or spoke with holders of approximately 34% of outstanding shares.  During this outreach, management spoke with shareholders representing approximately 18% of outstanding shares who indicated no current interest in engagement, and approximately 4% of outstanding shares did not respond.

Following this outreach program and discussions with the full Board of Directors, the Company significantly redesigned its 2014 equity incentive program for the named executive officers, with a view toward further strengthening the direct link between pay and performance and providing performance metrics that are fundamental to the business and aligning with shareholder value creation.

In creating the new compensation structure, the Compensation Committee also considered the Company’s strategy, which includes a focus on current performance while at the same time making long-term investments to capitalize on opportunities presented by the rapidly changing retail landscape, such as those related to advancements in technology.

Consequently, the Compensation Committee determined to significantly revise its compensation program. The features of the program for fiscal 2014 include the following:

-	A revised performance-based equity plan with the following components:

•
One-year performance test based upon Earnings Before Interest and Taxes (EBIT) margin relative to a retail industry peer group, which awards vest in three equal annual installments from date of grant. The Compensation Committee believed it appropriate to set a target based upon EBIT margin when compared to a retail industry peer group, to incentivize continued operational and fiscal discipline as management executes against the Company’s strategic goals.

•
Three-year performance test based upon Return on Invested Capital (ROIC) relative to a retail industry peer group, which awards vest four years after grant.  The Compensation Committee believed that, as a relative measure compared to a retail industry peer group, ROIC over a three-year period provides a suitable metric to measure how the Company’s investments are returning value to the enterprise.

-
Awards of stock options, which are intended to be valued at no more than one-third of total performance-based equity, and vest over a five-year period (three years for the Co-Chairmen). The Compensation Committee believed stock options provide further incentives aligned with the long-term interests of shareholders.

-
Awards of performance-based equity (in the form of performance stock units and stock options) which represents 79% of the Chief Executive Officer’s cash and equity compensation for 2014, and the majority of cash and equity compensation for the other named executive officers.

-	No increase in base salary for the Company’s Chief Executive Officer or Co-Chairmen. The Company also maintained its practice of not awarding cash bonuses.

In addition, the Board of Directors adopted the following:

-
Stock ownership guidelines that require the Company’s Chief Executive Officer and each outside director to hold the Company’s common stock with a value of at least $6,000,000 and $300,000, respectively.

-	Restrictions on engaging in hedging transactions involving the Company’s common stock and on pledging such common stock, in each case, by the Company’s directors and executive officers.

The Compensation Committee believes that a combination of a performance metric requiring fiscal discipline in the relative short term (one-year period) with a vesting period that extends over three years, and a performance metric that measures the return on the investments being made to address a rapidly changing industry over a three-year period with vesting following the fourth year, together with stock options vesting over three or five years, appropriately aligns the compensation program with both the short- and long-term interests of the Company’s shareholders.

These changes are reflective of, and responsive to, the Company’s strategy (which balances the requirements of prudent management in the relative short term with the necessity for significant investment focused on the longer term), shareholder input, and the Compensation Committee’s objectives.

Methodology for Determining Executive Compensation

In making its determinations with respect to executive compensation, the Compensation Committee has engaged the services of a compensation consultant pursuant to its charter.  In connection with making its determinations regarding executive compensation for fiscal 2014 and for several prior years, the Compensation Committee retained Arthur J. Gallagher & Co. Human Resources & Compensation Consulting Practice (“Gallagher”) or its predecessor to conduct a compensation review for the named executive officers and certain other executives.  Gallagher has not served the Company in any other capacity except as consultants to the Compensation Committee.  Both the Compensation and the Nominating and Corporate Governance Committees also receive advice and assistance from the law firm of Chadbourne & Parke LLP, which has acted as counsel only to the Company’s independent directors and its Board committees.  The Compensation Committee has assessed the independence of Gallagher and Chadbourne & Parke LLP pursuant to the SEC rules and concluded that no conflict of interest exists that will prevent them from being independent advisors to the Compensation Committee.

The Compensation Committee charter, which describes the Compensation Committee’s function, responsibilities and duties, is available on the Company’s website at www.bedbathandbeyond.com under the Investor Relations section.  The Compensation Committee consists of three members of our Board of Directors: Ms. Morrison and Messrs. Adler and Barshay, all of whom are “independent” as defined by the NASDAQ listing standards and the applicable tax and securities rules and regulations.  The Compensation Committee meets on a regular basis for various reasons as outlined in its charter.

Under the direction of the Compensation Committee, the compensation review included a peer group competitive market review of executive compensation and total compensation recommendations by Gallagher.  The peer group developed by Gallagher, agreed upon by the Compensation Committee and upon which it based its recommendations for fiscal 2014 compensation, consisted of 19 retail companies of a size range based on revenue and net income relatively closely aligned with the Company’s revenue and net income, all of them in the retail industry.

The size of the peer group was reduced from the 23 companies used in fiscal 2013. Six companies were dropped from the peer group on the recommendation of Gallagher for either one of two reasons: negative net income and severe financial stress or revenue that was less than half of the Company’s revenue. These companies were Barnes & Noble, Inc., J.C. Penney Company, Inc., DSW Inc., Pier 1 Imports, Inc., Saks Incorporated, and Williams-Sonoma, Inc. Positive net income and comparable annual revenue are two important factors in determining the Company’s peer group. Two companies were added – Dollar General Corporation and Staples, Inc. – as their financial and business characteristics were compatible with the peer group design.

The resulting 19 company peer group consisted of the following companies at the time of the analysis:

Advance Auto Parts, Inc.	L Brands, Inc.

AutoZone, Inc.	Macy’s, Inc.

Dick’s Sporting Goods, Inc.	Nordstrom, Inc.

Dillard’s, Inc.	O’Reilly Automotive, Inc.

Dollar General Corporation	PetSmart, Inc.

Family Dollar Stores, Inc.	Ross Stores, Inc.

Foot Locker, Inc.	Staples, Inc.

GameStop Corp.	Starbucks Corporation

The Gap, Inc.	The TJX Companies, Inc.

Kohl’s Corporation

The methodology used by Gallagher also included reviewing available data based on the Company’s industry, revenue size and financial performance.  The peer group analyses prepared by Gallagher used public company proxy statements, third party industry compensation surveys and other publicly available information.

At the request of the Compensation Committee, Gallagher conducted a compensation review for all executive officers, including the named executive officers, and for certain other key executives.  Gallagher benchmarked the named executive officers’ total compensation and separately their cash compensation against data from the 19 company peer group.  Gallagher also assisted the Compensation Committee in determining the provisions, including the targets, for the one-year and three-year performance tests. With respect to the grants of the performance stock units, the Compensation Committee, with assistance from Gallagher, adopted a wider peer group of 50 retail companies against which performance tests based on EBIT margin for its one-year test were, and ROIC for its three-year test will be measured. This larger peer group includes the 19 company benchmarking peer group described above and was created to establish a larger, more stable statistical base over the duration of the performance periods.

The compensation approved by the Compensation Committee for each of Messrs. Eisenberg, Feinstein and Temares for fiscal 2014 was determined by the Compensation Committee taking into account recommendations of and certain data received from Gallagher and, in the case of Mr. Temares, the recommendations of the Co-Chairmen (also co-founders).  The compensation approved by the Compensation Committee for the named executive officers for fiscal 2014, other than the Co-Chairmen and Mr. Temares, was determined by the Compensation Committee, taking into account the recommendations of the Co-Chairmen, Chief Executive Officer and Gallagher and data the Compensation Committee requested from Gallagher.  No executive was present during voting or deliberations with respect to matters relating to such executive’s compensation.

Based on the recommendations and data from Gallagher, and in light of the Company’s financial results for fiscal 2013, the growth in the size and scope of the Company, its relative performance in its industry and other factors, the Compensation Committee determined that the named executive officers of the Company should receive the total compensation packages for fiscal 2014, further described below.

Elements of Compensation

The Company seeks to provide total compensation packages to its associates, including its named executive officers, which implement its compensation philosophy.  As noted above, the Company places greater emphasis in the compensation packages for named executive officers on equity incentive compensation rather than cash compensation in order to align compensation more closely with performance results and the creation of shareholder value.  In practice, the Company does not award annual cash bonuses, as it believes such bonuses lead to a more short-term focus and decision making that could negatively impact the long-term success of the Company.

The components of the Company’s compensation programs for its executive officers and certain other key executives are base salary, equity compensation (consisting of awards of performance stock units and stock options), retirement and other benefits (consisting of health plans, a limited 401(k) plan match and a nonqualified deferred compensation plan) and perquisites. Consistent with prior practice and the Company’s culture, the Company does not provide perquisites such as club memberships, company planes or retreats.  For those perquisites provided, see the footnotes to the “Summary Compensation Table” below.

Base Salary

The Company pays base salaries to provide its named executive officers with current, regular compensation that is appropriate for their position, experience and responsibilities.  Changes in base salary, if any, are generally effective in May of each fiscal year.  The Company believes that total cash compensation levels for its named executive officers are within market range taking into consideration that the Company does not pay annual cash bonuses.

Equity Compensation

Performance Stock Units (PSUs)

In early fiscal 2014, the Company significantly redesigned its equity incentive program for its named executive officers and certain other key executives with a view toward creating an enhanced link between pay and performance, providing performance metrics fundamental to the business, and aligning with shareholder value creation. The redesigned program eliminated the prior performance test and created a new framework consisting of a one-year performance test based on EBIT margin relative to a peer group and a three-year performance test based on ROIC relative to such peer group.  Payouts under the performance tests are contingent upon achievement of various levels of EBIT margin and ROIC as well as the continued performance of services by the executives.  The awards are in the form of PSUs, of which 75% of the PSUs are subject to the one-year goal and 25% are subject to the three-year goal.  The Compensation Committee believed it appropriate to set a target based upon EBIT margin when compared to a retail industry peer group, to incentivize continued operational and fiscal discipline as management executes against the Company’s strategic goals.  The Compensation Committee also believed that, as a relative measure compared to a retail industry peer group, ROIC over a three-year period provides a suitable metric to measure how the Company’s investments are returning value to the enterprise.

The following table sets forth the achievement ranges for the one-year relative EBIT margin goal and the three-year relative ROIC goal, together with the associated payout percentages.  As shown in the table, the awards range from a floor of zero to a cap of 150% of target achievement:

PSUs Subject to One-Year Goal Relative EBIT Margin		PSUs Subject to Three-Year Goal Relative ROIC
Achievement Percentage (% of Peer Group Average)	Payment Percentage of Common Stock Underlying PSUs	Achievement Percentage (% of Peer Group Average)	Payment Percentage of Common Stock Underlying PSUs
200% or Greater	150%	180% or Greater	150%
185-199%	110%	165-179%	110%
125-184%	100%	80-164%	100%
100-124%	90%	70-79%	90%
80-99%	75%	60-69%	75%
70-79%	50%	50-59%	50%
60-69%	25%	40-49%	25%
<60%	0%	<40%	0%

The metrics with respect to each peer group member necessary to measure the performance criteria are based on data reported in the S&P Capital IQ Database to the extent publicly available, and to the extent such data is not publicly available, are based on information otherwise publicly available, including without limitation information contained within the applicable peer group member’s publicly filed financial statements. Only information and financial statements of a peer group member filed in the performance period prior to the Company’s filing of its Form 10-K for the applicable performance period is used in calculating peer group member performance.  For peer group members that are headquartered outside of the United States or that have shares listed on an exchange outside of the United States, any reference hereunder to Form 10-K shall be deemed to refer to the peer group member’s Form 10-K equivalent filing in the applicable jurisdiction. Therefore, the achievement percentage (percent of peer group average) for fiscal 2014 was determined based on the above-described information made available by the peer group companies through April 28, 2015.

The PSUs are not transferable, cannot be pledged, assigned or otherwise disposed of and are subject to the terms of the Company's 2012 Incentive Compensation Plan.  Awards vest in accordance with the following, assuming achievement of the applicable performance-based test:

Vesting Date	Percentage Vested Subject to One-Year Goal	Percentage Vested Subject to Three-Year Goal
1st Anniversary of Grant Date	33.33%	N/A
2nd Anniversary of Grant Date	33.33%	N/A
3rd Anniversary of Grant Date	33.34%	N/A
4th Anniversary of Grant Date	N/A	100%

The overall approach to equity compensation in fiscal 2014 for all executive officers, including the named executive officers, and for certain other executives was to combine the performance-based PSU awards with stock options.  In determining the allocation between these two forms of equity awards, the Company considered the retention component and the role of the executive in the enhancement of shareholder value.  For fiscal 2014, the Company allocated at least two-thirds of the value of equity compensation granted to all executive officers, including the named executive officers, to PSU awards and no greater than one-third of such value to stock option awards. The vesting provisions relating to equity compensation have been and continue to be determined with a principal purpose of retaining the Company's executives and key associates.  The Company believes its redesigned equity compensation program will promote the long-term retention of its executives and key associates including its named executive officers and in large measure directly align compensation of its named executive officers with Company performance.

The Company believes that the performance-based tests, described above, meet the standard for performance-based compensation under Section 162(m) of the Code, so that the PSU awards are intended to be deductible compensation by the Company for certain executives if their annual compensation exceeds $1 million.  The Compensation Committee believes that this test is an appropriate measure of performance for companies in the retail industry and, specifically, for companies in the Company’s sector.

Stock Options

Consistent with the Company’s practice since fiscal 2008, stock option awards are made in dollars (with the number of shares covered by the options determined by dividing the dollar amount of the grant by the Stock Option Fair Value, as described below).  The Compensation Committee believes that making stock option awards in dollar amounts rather than share amounts is advisable because making stock option awards in dollar amounts allows the Compensation Committee to align stock option awards with the value of the option grants.  Awarding stock options in a fixed dollar amount also enables the Compensation Committee to more readily evaluate appropriate aggregate compensation amounts and percentage increases or decreases for executives, in comparison to making stock option awards in share amounts (the value of which varies depending on the trading price of the Company’s stock and other factors).  In making the awards, the Compensation Committee considered the fair value of these options on the date of grant determined in accordance with Accounting Standards Codification Topic No. 718, “Compensation - Stock Compensation” (the “Stock Option Fair Value”).

Consistent with the Company’s historic practice, the stock options vest over time, subject, in general, to the named executive officers remaining in the Company’s service on specified vesting dates.

Time Vested Restricted Stock

All executives (other than named executive officers and other key executives whose compensation is determined by the Compensation Committee) and associates awarded incentive compensation receive grants consisting solely of restricted stock.  Vesting of restricted stock awarded to these associates is based solely on time vesting with no performance-based test.

All 2014 awards of equity compensation were made under the Company’s 2012 Incentive Compensation Plan approved by the Company’s shareholders, which is the only equity incentive plan under which the Company can currently make awards of equity compensation.

Senior Executive Compensation

The Compensation Committee reviews the compensation packages for the Chief Executive Officer, the other named executive officers and the other senior executives believed to be the most important and influential in determining the continued success of the Company.

In the spring of 2014, when the Compensation Committee made its determinations relating to executive compensation for the Company’s named executive officers for fiscal 2014, the Compensation Committee took into account, among other things, the following:

•	the Company’s net earnings per diluted share had increased to $4.79 for fiscal 2013 from $4.56 in the prior year;

•	the Company had returned approximately $1.284 billion to shareholders through share repurchases in fiscal year 2013; and

•	the Company had made capital expenditures exceeding $300 million in fiscal 2013, including principally for the Company’s omnichannel expansion, and operated approximately 1,500 stores.

For fiscal 2014, Chief Executive Officer Steven Temares’ total compensation, as presented in the Summary Compensation Table, decreased slightly when compared to fiscal 2013, with a shift in the mix of compensation components toward performance-based equity.  Mr. Temares did not receive an increase in his base salary from fiscal 2013 to 2014, which remained at $3,967,500, and which represented his entire cash compensation since the Company does not pay cash bonuses.  Cash compensation for fiscal 2014 represented 21% of Mr. Temares’ total compensation.

Equity awards to Mr. Temares for fiscal 2014 consisted of $9,712,323 of PSUs (representing 155,796 PSUs) and $4,856,147 of stock options (representing 231,682 options).  Approximately 79% of Mr. Temares’ cash and equity compensation for fiscal 2014 was dependent on Company performance and/or an increase in shareholder value.

The Board also adopted stock ownership guidelines for the Company’s Chief Executive Officer in 2014 requiring the Chief Executive Officer to hold Company stock with a value of at least $6,000,000.  The Compensation Committee noted that this amount in total dollar value was commensurate with the chief executive officer ownership requirement compared to the Company’s peer group.  As of May 6, 2015, Mr. Temares held approximately $39.4 million in stock, which is well in excess of the minimum $6,000,000 requirement.

For fiscal 2014, the base salaries for the Co-Chairmen did not increase and remained at $1,100,000 each, the same as they were for the previous eight years.  Equity awards in 2014 for the Co-Chairmen did not increase and have remained in the same amount as they were for the previous three years (rounded to the next full share).  The base salaries and equity awards of the other named executive officers increased based upon several factors including increased responsibilities and individual performance.

The stock options granted to the Chief Executive Officer and the other named executive officers vest in five equal annual installments, while the stock options awarded to the Co-Chairmen vest in three equal annual installments. In each case, vesting commences on the first anniversary of the grant date and is also based on continued service to the Company.

In the view of the Compensation Committee, the fiscal 2014 compensation packages for the Chief Executive Officer and for the Co-Chairmen, as well as the other named executive officers, based on the Company’s growth and strong financial results in 2013 and based on the results and recommendations of Gallagher’s compensation review, were appropriate for a company with the revenues and earnings of the Company.

For further discussion related to equity grants to the named executive officers in fiscal 2014, see “Potential Payments Upon Termination or Change in Control” below.

Fiscal 2015 Chief Executive Officer Compensation

Consistent with 2014, the Compensation Committee did not increase the Chief Executive Officer’s base salary in 2015 with such officer receiving only an increase in 2015 equity compensation that was in line with the increase in total compensation for other members of senior management if performance targets are met.  This represents two consecutive years with no increase in cash compensation.

Other Benefits

The Company provides the named executive officers with the same benefits offered to all other associates.  The cost of these benefits constitutes a small percentage of each named executive officer’s total compensation.  Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution to the named executive officer’s 401(k) plan account, and the payment of a portion of the named executive officer’s premiums for healthcare and basic life insurance.

The Company has a nonqualified deferred compensation plan for the benefit of certain highly compensated associates, including the named executive officers.  The plan provides that a certain percentage of an associate’s contributions may be matched by the Company, subject to certain limitations.  This matching contribution will vest over a specified period of time.  See the “Nonqualified Deferred Compensation Table” below.

The Company provides the named executive officers with certain perquisites including tax preparation services and car service, in the case of Messrs. Eisenberg and Feinstein, and a car allowance, in the case of all named executive officers, other than Ms. Lattmann.  The Compensation Committee believes all such perquisites are reasonable and consistent with its overall objective of attracting and retaining our named executive officers.

See the “All Other Compensation” column in the Summary Compensation Table for further information regarding these benefits and perquisites, and “Potential Payments Upon Termination or Change in Control” below for information regarding termination and change in control payments and benefits.

Other Executive Officer and Director Governance Matters

As a result of the 2014 outreach to and engagement with the Company’s shareholders described above and other feedback, the following governance initiatives were adopted in 2014:

Annual Board and Committee Self-Assessments – The Board of Directors adopted a policy under which the Company’s Board of Directors and its committees conduct a formal self-assessment at least annually.

Limits on Other Board Service – The Board of Directors adopted a policy limiting service by the Company’s directors on other public company boards of directors to no more than two other directorships (in the case of the Company’s Co-Chairmen and Chief Executive Officer) and four other directorships (in the case of the non-executive directors).

Impact of Accounting and Tax Considerations

The Compensation Committee considers the accounting cost associated with equity compensation and the impact of Section 162(m) of the Code, which generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executives, subject to certain exceptions for performance-based compensation.  Stock options and performance-based compensation granted to our named executive officers are intended to satisfy the performance-based exception and be deductible.  Base salary amounts in excess of $1 million are not deductible by the Company.

Policy on the Recovery of Incentive Compensation

In fiscal 2009, the Board adopted a policy as part of the Company’s corporate governance guidelines on the recovery of incentive compensation, commonly referred to as a “clawback policy,” applicable to the Company’s named executive officers (as defined under Item 402(a)(3) of Regulation S-K).  The policy appears in the Company’s Corporate Governance Guidelines, available in the Investor Relations section of the Company’s website at www.bedbathandbeyond.com.  The Compensation Committee is monitoring the issuance of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to incentive compensation recoupment and will amend its policy to the extent necessary to comply with such Act.

2014 Advisory Vote Result and Continued Engagement

While the redesigned equity incentive compensation program and governance changes for fiscal 2014 had been announced prior to the Annual Meeting of Shareholders in July 2014, shareholders were asked to approve the compensation for our named executive officers for the fiscal year ended March 1, 2014, for which period the former, unrevised performance program was in place.  Approximately 72% of the shares voted on the say-on-pay proposal for that fiscal year approved the proposal.

Since July 2014, members of the Company’s management and Board committees have continued active engagement with shareholders on various governance and compensation matters.  The Company has initiated outreach to approximately 61% of the outstanding shares and met with or spoke to shareholders representing approximately 40% of the Company’s outstanding shares. The policies described and disclosures made in this Compensation Discussion & Analysis reflect, in part, feedback resulting from this ongoing shareholder engagement.

Conclusion

After careful review and analysis, the Company believes that each element of compensation and the total compensation provided to each of its named executive officers for fiscal 2014 was reasonable and appropriate.  The value of the compensation payable to the named executive officers is significantly tied to the Company’s performance and the return to its shareholders over time.  The Company believes that its compensation programs will allow it to retain the executives who are part of the Company’s executive team and attract highly qualified executives when new executives are required.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2014 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the fiscal year 2014 Compensation Committee:

COMPENSATION COMMITTEE
Dean S. Adler
Stanley F. Barshay
Victoria A. Morrison

SUMMARY COMPENSATION TABLE FOR FISCAL 2014, FISCAL 2013 AND FISCAL 2012

The following table sets forth information concerning the compensation of the Company’s named executive officers.

Name and Principal Position	Fiscal Year	Salary(1)(2) ($)	Stock Awards(3)(4) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Warren Eisenberg(5)(6)	2014	1,100,000	1,500,025	500,010	—	145,635	3,245,670
Co-Chairman	2013	1,100,000	1,500,023	500,019	—	153,138	3,253,180
	2012	1,142,308	1,500,033	499,991	—	136,688	3,279,020

Leonard Feinstein(7)(8)	2014	1,100,000	1,500,025	500,010	—	160,213	3,260,248
Co-Chairman	2013	1,100,000	1,500,023	500,019	—	163,564	3,263,606
	2012	1,142,308	1,500,033	499,991	—	145,025	3,287,357

Steven H. Temares(9)(10)(11)	2014	3,967,500	9,712,323	4,856,147	556,242	23,828	19,116,040
Chief Executive Officer	2013	3,867,981	6,750,034	6,750,011	1,753,736	22,993	19,144,755
	2012	3,478,846	5,999,994	5,749,992	684,106	22,211	15,935,149

Arthur Stark(12)(13)	2014	1,670,769	1,550,022	600,012	—	14,699	3,835,502
President and Chief Merchandising Officer	2013	1,568,846	1,450,064	600,014	—	14,352	3,633,276
	2012	1,513,847	1,350,016	600,003	—	12,262	3,476,128

Eugene A. Castagna(14)(15)	2014	1,670,769	1,550,022	600,012	—	13,878	3,834,681
Chief Operating Officer	2013	1,421,154	1,450,126	600,014	—	16,416	3,487,710
	2012	1,326,923	1,100,010	600,003	—	13,782	3,040,718

Susan E. Lattmann(16)(17)	2014	730,769	750,013	300,006	—	7,955	1,788,743
Chief Financial Officer and Treasurer	2013	534,908	300,058	—	—	7,820	842,786

Matthew Fiorilli(18)(19)	2014	1,555,769	1,300,038	600,012	—	22,154	3,477,973
Senior Vice President – Stores	2013	1,453,846	1,200,060	600,014	—	21,825	3,275,745

(1)           Except as otherwise described in this Summary Compensation Table, salaries to named executive officers were paid in cash in fiscal 2014, fiscal 2013 and fiscal 2012, and increases in salary, if any, were effective in May of the fiscal year.

(2)           Due to fiscal 2012 being a 53 week year and the timing of the pay cycles, the fiscal 2012 salary amounts include an additional pay period.  Without this additional pay period, fiscal 2012 salaries would have been $1,100,000 each for Messrs. Eisenberg and Feinstein as their salaries were for the prior six fiscal years and $3,346,154, $1,456,924 and $1,276,923 for Messrs. Temares, Stark and Castagna, respectively.

(3)           The value of stock awards and option awards represents their respective total fair value on the date of grant calculated in accordance with Accounting Standards Codification Topic No. 718, “Compensation — Stock Compensation” (“ASC 718”), without regard to the estimated forfeiture related to service-based vesting conditions.  All assumptions made in the valuations are contained and described in footnote 13 to the Company’s financial statements in the Company’s Form 10-K for fiscal 2014.  Stock awards and option awards are rounded up to the nearest whole share when converted from dollars to shares.  The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the named executive officers.

(4)           The value of stock awards granted in fiscal 2014 consists of performance stock unit (“PSU”) awards.  Please see Compensation Discussion and Analysis beginning on page 19 for a description of the PSU awards.  The one-year performance-based test for fiscal 2014 was met at the 100% target.  The fair value of the PSU awards are reported above at 100% of target, which is the estimated outcome of performance conditions associated with the PSU awards on the grant date.  If the Company achieves the highest level of performance for the PSU awards, then the fair value of the PSU awards would be $2,250,038, $2,250,038, $14,568,546, $2,325,033, $2,325,033, $1,125,050 and $1,950,058 for Mr. Eisenberg, Mr. Feinstein, Mr. Temares, Mr. Stark, Mr. Castagna, Ms. Lattmann and Mr. Fiorilli, respectively.  The value of stock awards granted in fiscal years 2013 and 2012 consists of restricted stock.  Except as described below, the vesting of restricted stock awards granted in fiscal 2013 and 2012 depends on (i) the Company’s achievement of a performance-based test for the fiscal year of the grant, and (ii) assuming the performance-based test is met, time vesting, subject in general to the executive remaining in the Company’s service on specific vesting dates.  The performance-based tests for fiscal 2013 and 2012 were met, and the fair value of such performance-based stock awards are reported above at 100% of target, their maximum value assuming the highest level of performance.  The vesting of restricted stock awards granted to Ms. Lattmann in fiscal 2013 and a portion of restricted stock awards granted to Mr. Castagna in fiscal 2013 are based solely on time vesting.

(5)           Salary for Mr. Eisenberg includes a deferral of $550,000, $546,504 and $317,308 for fiscal 2014, 2013 and 2012, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2014 is also reported in the Nonqualified Deferred Compensation Table below.

(6)           All Other Compensation for Mr. Eisenberg includes incremental costs to the Company for tax preparation services of $31,625, $42,950 and $29,825, car service of $79,598, $77,214 and $74,906 and car allowance of $26,612, $25,325 and $24,457, and an employer nonqualified deferred compensation plan matching contribution of $7,800, $7,650 and $7,500 for fiscal 2014, 2013 and 2012, respectively.

(7)           Salary for Mr. Feinstein includes a deferral of $550,000, $550,000 and $317,308 for fiscal 2014, 2013 and 2012, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2014 is also reported in the Nonqualified Deferred Compensation Table below.

(8)           All Other Compensation for Mr. Feinstein includes incremental costs to the Company for tax preparation services of $31,625, $42,950 and $29,825, car service of $86,077, $82,905 and $80,492 and car allowance of $34,711, $30,059 and $27,208 and an employer nonqualified deferred compensation plan matching contribution of $7,800, $7,650 and $7,500 for fiscal 2014, 2013 and 2012, respectively.

(9)           Salary for Mr. Temares includes a deferral of $40,624, $36,684 and $30,923 for fiscal 2014, 2013 and 2012, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2014 is also reported in the Nonqualified Deferred Compensation Table below.

(10)           The change in pension value for fiscal 2014, 2013 and 2012 is an increase in the actuarial present value of the benefits payable under the supplemental executive retirement benefit agreement with Mr. Temares, reflecting increases in salary in fiscal 2013 and 2012, and which is discussed more fully below. There was no cash payment as a result of this increase. See also “Potential Payments Upon Termination or Change in Control—Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann” below.

(11)           All Other Compensation for Mr. Temares includes incremental costs to the Company for car allowance of $16,103, $15,344 and $14,702 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,725, $7,649 and $7,509 for fiscal 2014, 2013 and 2012, respectively.

(12)           Salary for Mr. Stark includes a deferral of $10,639, $10,937 and $10,154 for fiscal 2014, 2013 and 2012, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2014 is also reported in the Nonqualified Deferred Compensation Table below.

(13)           All Other Compensation for Mr. Stark includes incremental costs to the Company for car allowance of $6,995, $6,702 and $4,757 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,704, $7,650 and $7,505 for fiscal 2014, 2013 and 2012, respectively.

(14)           Salary for Mr. Castagna includes a deferral of $166,154, $141,538 and $127,692 for fiscal 2014, 2013 and 2012, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2014 is also reported in the Nonqualified Deferred Compensation Table below.

(15)           All Other Compensation for Mr. Castagna includes incremental costs to the Company for car allowance of $6,203, $8,766 and $6,280 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,675, $7,650 and $7,502 for fiscal 2014, 2013 and 2012, respectively.

(16)           Salary for Ms. Lattmann includes a deferral of $29,594 and $25,598 for fiscal 2014 and 2013, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2014 is also reported in the Nonqualified Deferred Compensation Table below.

(17)           All Other Compensation for Ms. Lattmann includes incremental costs to the Company for employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,955 and $7,820 for fiscal 2014 and 2013, respectively.

(18)           Salary for Mr. Fiorilli includes a deferral of $140,654 and $83,827 for fiscal 2014 and 2013, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2014 is also reported in the Nonqualified Deferred Compensation Table below.

(19)           All Other Compensation for Mr. Fiorilli includes incremental costs to the Company for car allowance of $14,579 and $14,175 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,575 and $7,650 for fiscal 2014 and 2013, respectively.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

There were no amendments to any named executive officer's employment agreement since the Company's 2014 Annual Meeting of Shareholders. Ms. Lattmann entered into an employment agreement which was attached as Exhibit 10.1 to the Company's Report on Form 10-Q filed on October 8, 2014 and is described more fully below.

Messrs. Eisenberg and Feinstein

Messrs. Eisenberg and Feinstein have employment agreements with the Company with terms currently expiring February 25, 2017, or as further extended by mutual agreement. These agreements provide for salaries at the rate of $800,000 per year which may be increased from time to time by the Company. The current annual salary for each of Messrs. Eisenberg and Feinstein is $1,100,000. Under these agreements, each of Messrs. Eisenberg and Feinstein may at any time elect senior status (i.e., to be continued to be employed to provide non-line executive consultative services) at an annual salary of the greater of $400,000 (increased for cost of living adjustments) or 50% of his average salary over the three-year period prior to such election for a period (the “Senior Status Period”) of up to ten years from the date of such election. During the Senior Status Period, the executive must provide services at a level of at least 25% of the average level of services the executive performed for the prior 36 month period. During the Senior Status Period, the Company is required to provide to the executive an office at a location specified by the executive, a secretary, car service and car allowance, all on a basis comparable to that which is currently provided to the executive. The agreements contain non-competition, non-solicitation and confidentiality provisions. These provisions generally apply through the term of employment, including the Senior Status Period and any other time when salary payments are required to be made under the agreements. The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their active employment, their Senior Status Period and during the period of supplemental pension payments. For a complete description of payments due to Messrs. Eisenberg and Feinstein upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below.

Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann

Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann have employment agreements with the Company which provide for severance pay and other benefits upon a termination of their employment.  For a complete description of payments due to Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below.  These agreements also provide for non-competition and non-solicitation of the Company’s employees during the term of employment and for one year thereafter (two years in the case of Mr. Castagna and Ms. Lattmann), and confidentiality during the term of employment and surviving the end of the term of employment.

Potential Payments Upon Termination or Change in Control

The foregoing employment agreements and certain of the plans in which the executives participate require the Company to pay compensation to the executives if their employment terminates.

The estimated amount of compensation payable to such named executive officers in each termination situation is listed in the table below.  The table is presented using an assumed termination date and an assumed change in control date of February 28, 2015, the last day of fiscal 2014 and a price per share of common stock of $74.66 (the “Per Share Closing Price”), the closing per share price as of February 27, 2015, the last business day of fiscal 2014.  Descriptions of the agreements under which such payments would be made follow.

Messrs. Eisenberg and Feinstein

Pursuant to their employment agreements, following the Senior Status Period, Messrs. Eisenberg and Feinstein are each entitled to supplemental pension payments of $200,000 per year (as adjusted for a cost of living increase) until the death of the survivor of him and his current spouse.  The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their Senior Status Period and during the period of supplemental pension payments or following a termination other than due to “cause” (as defined below).  Under the agreements, if Messrs. Eisenberg and Feinstein are terminated without cause or if the executive elects to terminate his employment due to a “constructive termination” (as defined below), the executive shall be paid through the end of the term of employment and the Senior Status Period.

The agreements were amended, effective March 1, 2014, to eliminate the executives’ ability to terminate employment for any reason following a change in control and receive change in control severance payments and benefits.  The agreements now provide that, following a termination without cause or a constructive termination, in each case, occurring on a change in control of the Company (as defined in the agreements) or within two years following a change in control, each of the executives shall be paid an amount equal to three times salary then in effect, if the written notice is given before the Senior Status Period, or, if during the Senior Status Period, one half of Senior Status Salary for the number of years (including fractions), if any, remaining in the Senior Status Period, payable over such applicable period in accordance with normal payroll practices.  The agreements provide that in the event any amounts paid or provided to the executive in connection with a change in control are determined to constitute “excess parachute payments” under Section 280G of the Code which would be subject to the excise tax imposed by Section 4999 of the Code, the payments and benefits due to the executive will be reduced if the reduction would result in a greater amount payable to the executive after taking into account the excise tax imposed by Section 4999 of the Code.  The agreements also provide that upon a change in control of the Company, the Company will fund a “rabbi trust” for each of the executives to hold an amount equal to the value of the payments and certain benefits payable to each of the executives upon his termination of employment with the Company.  In the event of termination of employment, the executives are under no obligation to seek other employment and there is no reduction in the amount payable to the executive on account of any compensation earned from any subsequent employment.  In the event of termination due to death of either of the executives, the executive’s estate or beneficiary shall be entitled to his salary for a period of one year following his death and payment of expenses incurred by the executive and not yet reimbursed at the time of death.  In the event of termination due to the inability to substantially perform his duties and responsibilities for a period of 180 consecutive days, the executive shall be entitled to his salary for a period of one year following the date of termination (less any amounts received under the Company’s benefit plans as a result of such disability).  To the extent that any payments under the employment agreements due following the termination of Messrs. Eisenberg and Feinstein are considered to be deferred compensation under Section 409A, such amounts will commence to be paid on the earlier of the six-month anniversary of termination of employment or the executive’s death.

Either of the executives may be terminated for cause upon written notice of the Company’s intention to terminate his employment for cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for cause is based.  The executives shall have ten days after such notice is given to cure such conduct, to the extent a cure is possible.  “Cause” generally means (i) the executive is convicted of a felony involving moral turpitude or (ii) the executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under the agreement, resulting, in either case, in material economic harm to the Company, unless the executive believed in good faith that such act or non-act was in the best interests of the Company.  “Constructive termination” generally means the executive’s election to terminate employment due to (i) a reduction in the executive’s salary or a material reduction in the executive’s benefits or perquisites (other than as part of any across-the-board action applicable to all executive officers of the Company), (ii) removal from, or failure to reelect the executive to,  the position of co-chairman or chairman or as a director, (iii) a material diminution in the executive’s duties or the assignment of duties materially inconsistent with the executive’s duties or that materially impairs the executive’s ability to function as the co-chairman or chairman or (iv) the Company’s principal office or the executive’s own office location provided by the Company is relocated and, in any case, not timely cured by the Company.  In addition, pursuant to their respective restricted stock and performance stock unit agreements, shares of restricted stock and performance stock units granted to Messrs. Eisenberg and Feinstein will vest upon death or disability, or upon a termination of employment without cause or constructive termination, subject to attainment of any applicable performance goals.

In substitution for a split dollar insurance benefit previously provided to such executives, in fiscal 2003, the Company entered into deferred compensation agreements with Messrs. Eisenberg and Feinstein under which the Company is obligated to pay Messrs. Eisenberg and Feinstein $2,125,000 and $2,080,000, respectively, in each case payable only on the last day of the first full fiscal year of the Company in which the total compensation of Mr. Eisenberg or Feinstein, as applicable, will not result in the loss of a deduction for such payment pursuant to applicable federal income tax law.

Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann

The agreements with Messrs. Temares, Stark and Fiorilli provide for severance pay equal to three years’ salary, and the agreements with Mr. Castagna and Ms. Lattmann provide for severance pay equal to one year’s salary, if the Company terminates their employment other than for “cause” (including by reason of death or disability). Additionally, the agreements with Messrs. Temares, Stark, Castagna and Fiorilli provide for one year’s severance pay if the executive voluntarily leaves the employ of the Company. Severance pay will be paid in accordance with normal payroll; however, other than for Ms. Lattmann, any amount due prior to the six months after termination of employment will be paid in a lump sum on the date following the six month anniversary of termination of employment. Any severance payable to these executives will be reduced by any monetary compensation earned by them as a result of their employment by another employer or otherwise. “Cause” is defined in the agreements as when the executive has: (i) acted in bad faith or with dishonesty; (ii) willfully failed to follow reasonable and lawful directions of the Company’s Chief Executive Officer or the Board of Directors, as applicable; (iii) performed his or her duties with gross negligence; or (iv) been convicted of a felony. Upon a termination of employment by the Company for any reason other than for cause, all unvested options will vest and become exercisable. In addition, pursuant to their respective restricted stock and performance stock agreements, or, in the case of Ms. Lattmann, her employment agreement, shares of restricted stock and performance stock units granted will vest upon death or disability, or upon a termination of employment without cause subject to attainment of any applicable performance goals (except that any restricted stock granted before 2009 will vest upon a termination without cause without regard to the attainment of performance goals). These agreements also provide for non-competition and non-solicitation during the term of employment and for one year thereafter (two years in the case of Mr. Castagna and Ms. Lattmann), and confidentiality during the term of employment and surviving the end of the term of employment.

Mr. Temares has a supplemental executive retirement benefit agreement and a related escrow agreement, under which he is entitled to receive a supplemental retirement benefit on his retirement or other separation from service from the Company.  The retirement benefit will be payable in the form of a lump sum equal to the present value of an annual amount equal to 50% of Mr. Temares’ annual base salary on the date of termination of employment if such annual amount were paid for a period of 10 years in accordance with the Company’s normal payroll practices.  Except in the case of Mr. Temares’ death (in which case the supplemental retirement benefit will be immediately payable) and the agreement as to escrow, the supplemental retirement benefit will be paid on the first business day following the six month anniversary of Mr. Temares’ termination and will be includible in his income for tax purposes at such time.

In the event Mr. Temares elects to retire or voluntarily terminates his employment with the Company, a portion of the supplemental retirement benefit, net of withholdings, will be deposited into an escrow account governed by a separate agreement.  No portion of the supplemental retirement benefit will be deposited into the escrow account, however, in the event Mr. Temares dies, is terminated by the Company without cause (as such term is defined in his employment agreement), terminates due to disability, or terminates employment within 12 months following a change of control.  In the event Mr. Temares elects to retire or voluntarily terminates his employment with the Company, 1/10 of the lump sum supplemental retirement benefit distribution (net of applicable withholding taxes) will be distributed to Mr. Temares; and 9/10 of the lump sum supplemental retirement benefit distribution (net of applicable withholding taxes) will be deposited into an escrow account to be distributed in nine equal annual installments on each of the following nine anniversaries of the deposit date, subject to acceleration in the case of Mr. Temares’ death or a change of control of the Company.  The entire escrow account will be distributed to Mr. Temares’ beneficiary no later than 30 days following his death or to Mr. Temares no later than 30 days following a change of control of the Company.  If Mr. Temares does not comply with the restrictive covenant not to compete with the Company (as described in his employment agreement, for the term of the escrow agreement) prior to the payment of the entire escrow amount, the Company will have the right to direct the escrow agent to pay the remaining escrow amount to the Company no later than 15 days after notice to the escrow agent and Mr. Temares will forfeit any and all rights to such remaining escrow amount.  Mr. Temares has agreed that in the event any amount in escrow is forfeited, he will use commercially reasonable efforts to obtain a refund of applicable taxes and remit such refund to the Company and the Company has agreed to reimburse Mr. Temares, or to pay on his behalf, reasonable legal fees and expenses incurred in connection with such a refund request.  Although the amended SERP provides that Mr. Temares will be protected from any impact resulting from the possible application of Section 409A to the terms of the SERP due to the complexities surrounding Section 409A, the Company believes that no such payment will be required.

Table and related footnotes follow:

	Cash Severance	Senior Status Salary Continuation(3)	Option Acceleration(4)	Restricted Stock Acceleration(4)	PSU Acceleration(5)	Benefit Continuation(6)	Nonqualified Deferred Compensation Balance(7)	Supplemental Pension(8)	Split-Dollar Life Insurance Substitute Payment(9)	Total
Warren Eisenberg(10)
Termination Without Cause/ Constructive Termination(1) (2)	$2,191,971	$5,743,956	$—	$3,552,173	$1,347,314	$1,346,071	$3,733,059	$427,623	$2,125,000	$20,467,167
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(11)	$3,300,000	$—	$—	$3,552,173	$1,347,314	$1,346,071	$3,733,059	$2,246,078	$2,125,000	$17,649,695

Leonard Feinstein(10)
Termination Without Cause/ Constructive Termination(1) (2)	$2,191,971	$5,743,956	$—	$3,552,173	$1,347,314	$1,795,261	$3,738,619	$939,697	$2,080,000	$21,388,991
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(11)	$3,300,000	$—	$—	$3,552,173	$1,347,314	$1,795,261	$3,738,619	$3,015,014	$2,080,000	$18,828,381

Steven H. Temares(12)
Termination Without Cause(11)	$11,902,500	$—	$8,333,619	$13,942,382	$8,723,797	$—	$367,354	$19,368,247	$—	$62,637,899
Voluntary Termination(13)	$3,967,500	$—	$—	$—	$—	$—	$367,354	$19,368,247	$—	$23,703,101
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(11)	$11,902,500	$—	$8,333,619	$13,942,382	$8,723,797	$—	$367,354	$19,368,247	$—	$62,637,899

	Cash Severance	Senior Status Salary Continuation(3)	Option Acceleration(4)	Restricted Stock Acceleration(4)	PSU Acceleration(5)	Benefit Continuation(6)	Nonqualified Deferred Compensation Balance(7)	Supplemental Pension(8)	Split-Dollar Life Insurance Substitute Payment(9)	Total
Arthur Stark(14)
Termination Without Cause(11)	$5,070,000	$—	$2,133,124	$6,780,173	$1,392,260	$—	$34,672	$—	$—	$15,410,229
Voluntary Termination(13)	$1,690,000	$—	$—	$—	$—	$—	$34,672	$—	$—	$1,724,672
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(11)	$5,070,000	$—	$2,133,124	$6,780,173	$1,392,260	$—	$34,672	$—	$—	$15,410,229

Eugene A. Castagna(14)
Termination Without Cause(13)	$1,690,000	$—	$2,133,124	$5,624,810	$1,392,260	$—	$1,397,436	$—	$—	$12,237,630
Voluntary Termination(13)	$1,690,000	$—	$—	$—	$—	$—	$1,397,436	$—	$—	$3,087,436
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(13)	$1,690,000	$—	$2,133,124	$5,624,810	$1,392,260	$—	$1,397,436	$—	$—	$12,237,630

Susan E. Lattmann(14)
Termination Without Cause(13)	$750,000	$—	$176,336	$1,231,367	$673,657	$—	$265,636	$—	$—	$3,096,996
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(13)	$750,000	$—	$176,336	$1,231,367	$673,657	$—	$265,636	$—	$—	$3,096,996

Matthew Fiorilli(14)
Termination Without Cause(11)	$4,725,000	$—	$2,133,124	$5,404,787	$1,167,682	$—	$878,392	$—	$—	$14,308,985
Voluntary Termination(13)	$1,575,000	$—	$—	$—	$—	$—	$878,392	$—	$—	$2,453,392
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(11)	$4,725,000	$—	$2,133,124	$5,404,787	$1,167,682	$—	$878,392	$—	$—	$14,308,985

(1)	Cash severance represents current salary continuation through February 25, 2017.

(2)
In the event of a termination of employment due to death or disability, each of Messrs. Eisenberg and Feinstein (or their respective estates) will receive the same payments as if there was a “Termination Without Cause/Constructive Termination,” except that neither Mr. Eisenberg nor Mr. Feinstein (nor their respective estates) will receive either “Senior Status Salary Continuation” or “Benefit Continuation” payments.

(3)	Represents $400,000, adjusted for the cost of living increase between June 30, 2000 and June 30, 2014 for the CPI-U for NY, Northern NJ and LI, for 10 years during the Senior Status Period.

(4)
Represents the value of unvested outstanding stock options and restricted stock that would accelerate and vest on a termination occurring on February 28, 2015.  In the case of stock options, the value is calculated by multiplying the number of shares underlying each accelerated unvested stock option by the difference between the Per Share Closing Price and the per share exercise price.  In the case of restricted stock, the value is calculated by multiplying the number of shares of restricted stock that accelerate and vest by the Per Share Closing Price.

(5)
Represents the value of unvested outstanding performance stock unit (“PSU”) awards that would accelerate and vest on a termination without cause (and, in the cases of Messrs. Eisenberg and Feinstein, upon a termination without cause or constructive termination), subject to attainment of any applicable performance goals and after the Compensation Committee certifies achievement of the applicable performance test.  These values represent acceleration of the portion of PSU awards subject to the one-year performance goal at target, which result was reasonably estimable on February 28, 2015 based on assumptions regarding the performance of the peer companies. The portion of PSU awards subject to a three-year performance goal, based on relative performance against the peer companies, was substantially uncertain on February 28, 2015 and is not included. For a more complete discussion of the metrics and method of calculating the applicable performance metrics for PSU awards, please see the discussion of Performance Stock Units in the Equity Compensation section of the Compensation Discussion & Analysis above.

(6)	Represents the estimated present value of continued health and welfare benefits and other perquisites for the life of the executive and his spouse.

(7)	Reflects executives’ vested account balances as of February 28, 2015.

(8)
For Messrs. Eisenberg and Feinstein, represents the estimated present value of lifetime supplemental pension payments, commencing six months following the conclusion of the Senior Status Period.  For Mr. Temares, present value will be paid out six months following (1) termination without cause or (2) any termination (including voluntary termination) following a change in control.

(9)	This amount will be paid on the last day of the following fiscal year.

(10)
The employment agreements of Messrs. Eisenberg and Feinstein provide that in the event any amounts paid or provided to the executive in connection with a change in control are determined to constitute “excess parachute payments” under Section 280G of the Code which would be subject to the excise tax imposed by Section 4999 of the Code, the payments and benefits due to the executive will be reduced if the reduction would result in a greater amount payable to the executive after taking into account the excise tax imposed by Section 4999 of the Code.  However, no reduction of payments and benefits are disclosed above since neither of these executives would have been subject to excise taxes as a result of payments subject to Section 280G of the Code that would have been made in connection with a change in control occurring on February 28, 2015.

(11)
Cash severance represents three times current salary payable over a period of three years following a termination without cause; or, in the cases of Messrs. Eisenberg and Feinstein, following a termination without cause or constructive termination occurring on a change in control or within two years following a change in control.

(12)	In the event of a termination of employment due to death or disability, Mr. Temares (or his estate) will receive the same payments as if there was a “Termination Without Cause.”

(13)	Cash severance represents one times current salary payable over a period of one year.

(14)
In the event of a termination of employment due to death or disability, the named executive officer (or the executive’s estate) will receive the same payments as if there were a “Termination Without Cause.”

GRANTS OF PLAN BASED AWARDS

Grants of Stock Options and Performance Stock Units for Fiscal 2014

The following table sets forth information with respect to stock options granted and performance stock units awarded during fiscal 2014 to each of the named executive officers under the Company’s 2012 Incentive Compensation Plan (the “2012 Plan”).  The Company did not grant any non-equity incentive plan awards in fiscal 2014.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards(2) ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold(1) (#)	Target(1) (#)	Maximum(1) (#)
Warren Eisenberg	5/12/14	0	24,062	36,093				$1,500,025
	5/12/14				23,855	$62.34	$62.83	$500,010
Leonard Feinstein	5/12/14	0	24,062	36,093				$1,500,025
	5/12/14				23,855	$62.34	$62.83	$500,010
Steven H. Temares	5/12/14	0	155,796	233,695				$9,712,323
	5/12/14				231,682	$62.34	$62.83	$4,856,147
Arthur Stark	5/12/14	0	24,864	37,296				$1,550,022
	5/12/14				28,626	$62.34	$62.83	$600,012
Eugene A. Castagna	5/12/14	0	24,864	37,296				$1,550,022
	5/12/14				28,626	$62.34	$62.83	$600,012
Susan E. Lattmann	5/12/14	0	12,031	18,047				$750,013
	5/12/14				14,313	$62.34	$62.83	$300,006
Matthew Fiorilli	5/12/14	0	20,854	31,281				$1,300,038
	5/12/14				28,626	$62.34	$62.83	$600,012

(1)	Number of shares when converted from dollars to shares, which number is rounded up to the nearest whole share.

(2)	The exercise price of option awards is the average of the high and low trading prices of the Company’s common stock on the date of grant.

(3)	Pursuant to the SEC rules, stock and option awards are valued in accordance with ASC 718. See footnote 3 to the Summary Compensation Table in this Proxy Statement.

Vesting of stock option awards depends on time vesting, subject in general to the executive remaining in the Company’s service on specific vesting dates.  The options granted in fiscal 2014 to Messrs.  Eisenberg and Feinstein vest in three equal installments starting on the first anniversary of the grant date.  The options granted in fiscal 2014 to Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann vest in five equal installments starting on the first anniversary of the grant date.  At the time of grant or thereafter, option awards and underlying shares of common stock are not transferable other than by will or the laws of descent and distribution, except as the Compensation Committee may permit.

Vesting of performance stock unit awards (“PSUs”) depends on (i) the Company’s achievement of a performance-based test during a one-year period from the date of grant and during a three-year period from the date of grant, and (ii) assuming achievement of the performance-based test, time vesting, subject, in general, to the executive remaining in the Company’s service on specified vesting dates.  Performance during the one-year period is based on Earnings Before Interest and Taxes (“EBIT”) margin relative to a peer group of the Company comprising 50 companies.  Upon achievement of the one-year performance-based test, the corresponding PSUs will vest annually in substantially equal installments over a three year period starting one year from the date of grant.  Performance during the three-year period is based on Return on Invested Capital (“ROIC”) relative to such peer group.  Upon achievement of the three-year performance-based test, the corresponding PSUs will vest on the fourth anniversary date of grant. The awards based on EBIT margin and ROIC are capped at 150% of target achievement, with a floor of zero. PSUs are converted into shares of common stock upon payment following vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information for each of the named executive officers with respect to the value of all unexercised options, unvested restricted stock awards and unvested performance stock units as of February 28, 2015, the end of fiscal 2014.

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Warren Eisenberg	81,367		—		$32.8700	5/12/16	47,578	(6)	$3,552,173	24,062	(12)	$1,796,469
	84,603		—		$28.3300	5/11/17
	29,326		—		$45.2000	5/10/18
	25,440		—		$56.1850	5/10/19
	14,455		7,227	(2)	$68.9100	5/10/20
	7,481		14,961	(2)	$69.7750	5/10/21
	—		23,855	(2)	$62.3400	5/12/22

Leonard Feinstein	81,367		—		$32.8700	5/12/16	47,578	(6)	$3,552,173	24,062	(12)	$1,796,469
	84,603		—		$28.3300	5/11/17
	29,326		—		$45.2000	5/10/18
	25,440		—		$56.1850	5/10/19
	14,455		7,227	(2)	$68.9100	5/10/20
	7,481		14,961	(2)	$69.7750	5/10/21
	—		23,855	(2)	$62.3400	5/12/22

Steven H. Temares	374,288	(17)	—		$32.8700	5/12/16	186,745	(7)	$13,942,382	155,796	(13)	$11,631,729
	296,109		—		$28.3300	5/11/17
	211,144		52,786	(3)	$45.2000	5/10/18
	152,640		101,760	(3)	$56.1850	5/10/19
	99,738		149,609	(3)	$68.9100	5/10/20
	60,591		242,365	(3)	$69.7750	5/10/21
	—		231,682	(3)	$62.3400	5/12/22

Arthur Stark	—		8,206	(4)	$32.8700	5/12/16	90,814	(8)	$6,780,173	24,864	(14)	$1,856,346
	—		17,866	(4)	$28.3300	5/11/17
	25,680		6,421	(4)	$45.2000	5/10/18
	18,316		12,212	(4)	$56.1850	5/10/19
	10,407		15,612	(4)	$68.9100	5/10/20
	5,386		21,544	(4)	$69.7750	5/10/21
	—		28,626	(4)	$62.3400	5/12/22

Eugene A. Castagna	—		8,206	(4)	$32.8700	5/12/16	75,339	(9)	$5,624,810	24,864	(14)	$1,856,346
	—		17,866	(4)	$28.3300	5/11/17
	25,680		6,421	(4)	$45.2000	5/10/18
	18,316		12,212	(4)	$56.1850	5/10/19
	10,407		15,612	(4)	$68.9100	5/10/20
	5,386		21,544	(4)	$69.7750	5/10/21
	—		28,626	(4)	$62.3400	5/12/22

Susan E. Lattmann	—		14,313	(5)	$62.3400	5/12/22	16,493	(10)	$1,231,367	12,031	(15)	$898,234

Matthew Fiorilli	32,823		8,206	(4)	$32.8700	5/12/16	72,392	(11)	$5,404,787	20,854	(16)	$1,556,960
	26,798		17,866	(4)	$28.3300	5/11/17
	25,680		6,421	(4)	$45.2000	5/10/18
	18,316		12,212	(4)	$56.1850	5/10/19
	10,407		15,612	(4)	$68.9100	5/10/20
	5,386		21,544	(4)	$69.7750	5/10/21
	—		28,626	(4)	$62.3400	5/12/22

(1)	Market value is based on the closing price of the Company’s common stock of $74.66 per share on February 27, 2015, the last trading day in fiscal 2014.

(2)
Messrs. Eisenberg and Feinstein’s unvested option awards are scheduled to vest as follows: (a) 7,227 on May 10, 2015, (b) 7,480 on May 10, 2015 and 7,481 on May 10, 2016 and (c) 7,952 on each of May 12, 2015 and 2017 and 7,951 on May 12, 2016.

(3)
Mr. Temares’ unvested option awards are scheduled to vest as follows: (a) 52,786 on May 10, 2015, (b) 50,880 on each of May 10, 2015 and 2016, (c) 49,870 on each of May 10, 2015 and 2017 and 49,869 on May 10, 2016, (d) 60,591 on each of May 10, 2015, 2016 and 2017 and 60,592 on May 10, 2018 and (e) 46,336 on each of May 12, 2015, 2016 and 2018 and 46,337 on each of May 12, 2017 and 2019.

(4)
Messrs. Stark, Castagna and Fiorilli’s unvested option awards are scheduled to vest as follows: (a) 8,206 on May 12, 2015, (b) 8,933 on each of May 11, 2015 and 2016, (c) 6,421 on May 10, 2015, (d) 6,106 on each of May 10, 2015 and 2016, (e) 5,204 on each of May 10, 2015, 2016 and 2017, (f) 5,386 on each of May 10, 2015, 2016, 2017 and 2018 and (g) 5,725 on each of May 12, 2015, 2016, 2017 and 2018 and 5,726 on May 12, 2019.

(5)	Ms. Lattmann’s unvested option awards are scheduled to vest as follows: 2,862 on each of May 12, 2015 and 2017 and 2,863 on each of May 12, 2016, 2018 and 2019.

(6)
 Messrs. Eisenberg and Feinstein’s unvested restricted stock awards are scheduled to vest as follows: (a) 6,638 on May 10, 2015, (b) 5,340 on each of May 10, 2015 and 2016, (c) 4,353 on May 10, 2015 and 4,354 on each of May 10, 2016 and 2017 and (d) 4,300 on each of May 10, 2015, 2017 and 2018 and 4,299 on May 10, 2016.

(7)
Mr. Temares’ unvested restricted stock awards are scheduled to vest as follows: (a) 19,912 on May 10, 2015, (b) 18,599 on May 10, 2015 and 18,600 on May 10, 2016, (c) 17,414 on each of May 10, 2015, 2016 and 2017 and (d) 19,348 on each of May 10, 2015, 2016, 2017 and 2018.

(8)
Mr. Stark’s unvested restricted stock awards are scheduled to vest as follows: (a) 6,085 on May 12, 2015, (b) 7,060 on each of May 11, 2015 and 2016, (c) 5,531 on each of May 10, 2015, 2016 and 2017, (d) 4,450 on each of May 10, 2015, 2017 and 2018 and 4,449 on May 10, 2016, (e) 3,918 on each of May 10, 2015, 2016, 2017 and 2018 and 3,919 on May 10, 2019 and (f) 4,156 on each of May 10, 2015 and 2017 and 4,157 on each of May 10, 2016 and 2018.

(9)
Mr. Castagna’s unvested restricted stock awards are scheduled to vest as follows: (a) 4,564 on May 12, 2015, (b) 5,295 on each of May 11, 2015 and 2016, (c) 4,425 on each of May 10, 2015, 2016 and 2017, (d) 3,560 on each of May 10, 2015, 2016, 2017 and 2018, (e) 3,192 on each of May 10, 2015 and 2017 and 3,193 on each of May 10, 2016, 2018 and 2019, (f) 3,440 on each of May 10, 2015, 2016, 2017 and 2018 and (g) 737 on each of February 26, 2016, 2018 and 2019 and 736 on February 26, 2017.

(10)
Ms. Lattmann’s unvested restricted stock awards are scheduled to vest as follows: (a) 1,217 on May 12, 2015, (b) 1,412 on each of May 11, 2015 and 2016, (c) 885 on each of May 10, 2015, 2016 and 2017, (d) 712 on each of May 10, 2015, 2016, 2017 and 2018, (e) 580 on each of May 10, 2015 and 2017 and 581 on each of May 10, 2016, 2018 and 2019, (f) 573 on each of May 10, 2016, 2017 and 2019 and 574 on each of May 10, 2018 and 2020 and (g) 295 on each of February 26, 2016, 2018 and 2019 and 294 on February 26, 2017.

(11)
Mr. Fiorilli’s unvested restricted stock awards are scheduled to vest as follows: (a) 4,564 on May 12, 2015, (b) 5,295 on each of May 11, 2015 and 2016, (c) 4,425 on each of May 10, 2015, 2016 and 2017, (d) 3,560 on each of May 10, 2015, 2016, 2017 and 2018, (e) 3,192 on each of May 10, 2015 and 2017 and 3,193 on each of May 10,  2016, 2018 and 2019 and (f) 3,440 on each of May 10, 2015, 2016, 2017 and 2018.

(12)
Messrs. Eisenberg and Feinstein’s unvested performance stock unit (“PSU”) awards are valued at target achievement and include 18,046 PSU awards, subject to a one-year performance goal, and 6,016 PSU awards, subject to a three-year performance goal.  Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 6,016 on May 12, 2015 and 6,015 on each of May 12, 2016 and 2017.  Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the 6,016 PSU awards are scheduled to vest on May 12, 2018.

(13)
Mr. Temares’ unvested PSU awards are valued at target achievement and include 116,847 PSU awards, subject to a one-year performance goal, and 38,949 PSU awards, subject to a three-year performance goal.  Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 38,949 on each of May 12, 2015, 2016 and 2017.  Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the 38,949 PSU awards are scheduled to vest on May 12, 2018.

(14)
Messrs. Stark and Castagna’s unvested PSU awards are valued at target achievement and include 18,648 PSU awards, subject to a one-year performance goal, and 6,216 PSU awards, subject to a three-year performance goal.  Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 6,216 on each of May 12, 2015, 2016 and 2017.  Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the 6,216 PSU awards are scheduled to vest on May 12, 2018.

(15)
Ms. Lattmann’s unvested PSU awards are valued at target achievement and include 9,023 PSU awards, subject to a one-year performance goal, and 3,008 PSU awards, subject to a three-year performance goal.  Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 3,008 on each of May 12, 2015 and 2017 and 3,007 on May 12, 2016.  Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the 3,008 PSU awards are scheduled to vest on May 12, 2018.

(16)
Mr. Fiorilli’s unvested PSU awards are valued at target achievement and include 15,640 PSU awards, subject to a one-year performance goal, and 5,214 PSU awards, subject to a three-year performance goal.  Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 5,214 on May 12, 2015 and 5,213 on each of May 12, 2016 and 2017.  Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the 5,214 PSU awards are scheduled to vest on May 12, 2018.

(17)	Mr. Temares’ 374,288 exercisable option awards that expire on May 12, 2016 include 187,144 option awards held by him individually and 187,144 option awards held by a family limited partnership.

OPTION EXERCISES AND STOCK VESTED

Option Exercises and Restricted Stock Vested for Fiscal 2014

The following table includes certain information with respect to the exercise of options and vesting of restricted stock by named executive officers during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Warren Eisenberg(1)(2)	200,000	5,666,870	34,749	2,126,363
Leonard Feinstein(1)(2)	200,000	5,666,870	34,749	2,126,363
Steven H. Temares(1)(3)	214,286	7,844,413	99,983	6,127,308
Arthur Stark(1)(5)	76,416	2,793,449	32,146	1,975,286
Eugene A. Castagna(4)(6)	84,621	3,574,835	25,666	1,586,366
Susan E. Lattmann(4)	−	−	5,493	340,622
Matthew Fiorilli(1)(7)	50,000	1,434,135	24,930	1,531,961

(1)
Messrs. Eisenberg, Feinstein, Temares, Stark and Fiorilli each acquired shares on May 10, 2014, May 11, 2014 and May 12, 2014, upon the lapse of restrictions on previously granted shares of restricted stock.

(2)	Messrs. Eisenberg and Feinstein exercised stock options on April 10, 2014 and November 21, 2014.

(3)	Mr. Temares exercised stock options on April 11, 2014, February 4, 2015 and February 5, 2015.

(4)	Mr. Castagna and Ms. Lattmann each acquired shares on May 10, 2014, May 11, 2014, May 12, 2014 and February 26, 2015, upon the lapse of restrictions on previously granted shares of restricted stock.

(5)	Mr. Stark exercised stock options on April 17, 2014 and November 13, 2014.

(6)	Mr. Castagna exercised stock options on November 6, 2014, November 14, 2014 and February 6, 2015.

(7)	Mr. Fiorilli exercised stock options on April 14, 2014 and January 16, 2015.

NONQUALIFIED DEFERRED COMPENSATION

Effective January 1, 2006, the Company adopted a nonqualified deferred compensation plan for the benefit of employees defined by the Internal Revenue Service as highly compensated.  A certain percentage of an employee’s contributions may be matched by the Company, subject to certain plan limitations, as more fully described below.  The following table provides compensation information for the Company’s nonqualified deferred compensation plan for each of the named executive officers for fiscal 2014.

Nonqualified Deferred Compensation for Fiscal 2014

Name	Executive Contributions for Fiscal 2014(1) ($)	Company Contributions for Fiscal 2014 (2) ($)	Aggregate Earnings (Losses) in Fiscal 2014(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End 2014(4) ($)
Warren Eisenberg	550,000	7,800	350,437	−	3,733,059
Leonard Feinstein	550,000	7,800	350,897	−	3,738,619
Steven H. Temares	40,624	1,576	29,230	−	367,354
Arthur Stark	10,639	5,204	889	−	34,672
Eugene A. Castagna	166,154	4,425	125,731	−	1,397,436
Susan E. Lattmann	29,594	3,630	17,862	−	265,636
Matthew Fiorilli	140,654	1,725	63,581	−	878,392

(1)	All amounts reported in this column were also reported in this Proxy Statement in the “Salary” column of the Summary Compensation Table for the applicable named executive officer.

(2)	All amounts reported in this column were also reported in this Proxy Statement in the “All Other Compensation” column of the Summary Compensation Table for the applicable named executive officer.

(3)	Amounts reported in this column represent returns on participant-selected investments.

(4)
Amounts reported in this column that were also reported in previously filed Proxy Statements in the “Salary” or “All Other Compensation” columns of the Summary Compensation Tables for Messrs. Eisenberg, Feinstein, Temares, Stark, Castagna and Fiorilli and Ms. Lattmann were $2,028,478, $2,031,974, $209,482, $17,780, $791,259, $91,012 and $29,173, respectively.

Under the Company’s nonqualified deferred compensation plan, a participant’s regular earnings may be deferred at the election of the participant, excluding bonus or incentive compensation, welfare benefits, fringe benefits, noncash remuneration, amounts realized from the sale of stock acquired under a stock option or grant, and moving expenses.

When a participant elects to make a deferral under the plan, the Company credits the account of the participant with a matching contribution equal to fifty percent of the deferral, offset dollar for dollar by any matching contribution that the Company makes to the participant under the Company’s 401(k) plan.  The payment of this matching contribution is made upon the conclusion of the fiscal year.  The maximum matching contribution to be made by the Company to a participant between the Company’s nonqualified deferred compensation plan and the Company’s 401(k) plan cannot exceed the lesser of $7,800 or three percent of a participant’s eligible compensation.

A participant is fully vested in amounts deferred under the nonqualified deferred compensation plan.  A participant has a vested right in matching contributions made by the Company under the nonqualified deferred compensation plan, depending on the participant’s years of service with the Company:  20% at one to two years of service, 40% at two to three years of service, 60% at three to four years of service, 80% at four to five years of service and 100% at five or more years of service.  As each of the named executive officers has more than five years of service to the Company, they are each fully vested in the matching contributions made by the Company under the plan.

Amounts in a participant’s account in the nonqualified deferred compensation plan are payable either in a lump sum or substantially equal annual installments over a period of five or ten years, as elected by the participant.  Such distributions may be delayed to a period of six months following a participant’s termination of employment to comply with applicable law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of May 6, 2015 by (i) each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock; (ii) our named executive officers; (iii) each of our directors and nominees for director; and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of common stock issuable within 60 days of May 6, 2015 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date.  Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Exchange Act, and includes voting and investment power with respect to shares.  Percentage of beneficial ownership is based on 171,308,612 shares of our common stock outstanding at May 6, 2015.  Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, New Jersey 07083.

Name	Position	Number of Shares of Common Stock Beneficially Owned and Percent of Class as of May 6, 2015
BlackRock, Inc.		10,125,858	(1)	5.9%
Brown Brothers Harriman & Co.		9,852,640	(2)	5.8%
The Vanguard Group		9,605,096	(3)	5.6%
FMR LLC		9,436,637	(4)	5.5%
Warren Eisenberg	Co-Chairman and Director	2,982,862	(5)	1.7%
Leonard Feinstein	Co-Chairman and Director	1,884,890	(6)	1.1%
Steven H. Temares	Chief Executive Officer and Director	2,018,624	(7)	1.2%
Arthur Stark	President and Chief Merchandising Officer	261,549	(8)	*
Eugene A. Castagna	Chief Operating Officer	240,149	(9)	*
Susan E. Lattmann	Chief Financial Officer and Treasurer	29,454	(10)	*
Matthew Fiorilli	Senior Vice President – Stores	290,378	(11)	*
Dean S. Adler	Director	24,887		*
Stanley F. Barshay	Director	22,619		*
Geraldine T. Elliott	Director	1,519		*
Klaus Eppler	Director	13,164		*
Patrick R. Gaston	Director	15,053		*
Jordan Heller	Director	15,076		*
Victoria A. Morrison	Director	12,859		*
All Directors and Executive Officers as a Group (14 persons)		7,813,083		4.6%

*	Less than 1% of the outstanding common stock of the Company.

(1)
Information regarding BlackRock, Inc. was obtained from a Schedule 13G filed with the SEC on February 9, 2015 by BlackRock, Inc.  The Schedule 13G states that BlackRock, Inc. has sole voting power of 8,561,955 shares of common stock and sole dispositive power of 10,125,858 shares of common stock.  The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(2)
Information regarding Brown Brothers Harriman & Co. was obtained from a Schedule 13G filed with the SEC on January 16, 2015 by Brown Brothers Harriman & Co.  The Schedule 13G states that Brown Brothers Harriman & Co. has sole voting power and sole dispositive power of 2,946,608 shares of common stock, shared voting power of 5,925,976 shares of common stock and shared dispositive power of 6,906,032 shares of common stock.  The address of Brown Brothers Harriman & Co. is 140 Broadway, New York, NY 10005.

(3)
Information regarding The Vanguard Group was obtained from a Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group.  The Schedule 13G states that The Vanguard Group has sole voting power of 326,098 shares of common stock, sole dispositive power of 9,303,328 shares of common stock and shared dispositive power of 301,768 shares of common stock.  The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Information regarding FMR LLC was obtained from a Schedule 13G filed with the SEC on February 13, 2015 by FMR LLC.  The Schedule 13G states that FMR LLC has sole voting power of 528,813 shares of common stock and sole dispositive power of 9,436,637 shares of common stock.  The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)
The shares shown as being owned by Mr. Eisenberg include:  (a) 600,885 shares owned by Mr. Eisenberg individually; (b) 265,331 shares issuable pursuant to stock options granted to Mr. Eisenberg that are exercisable or become exercisable within 60 days; (c) 500,000 shares owned by a foundation of which Mr. Eisenberg and his family members are trustees and officers; (d) 1,500,000 shares owned by trusts for the benefit of Mr. Eisenberg and his family members; (e) 69,068 shares owned by his spouse; and (f) 47,578 shares of restricted stock.  Mr. Eisenberg has sole voting power with respect to the shares held by him individually and in trust for which he is the trustee but disclaims beneficial ownership of any of the shares not owned by him individually and in trust for which he is not the trustee.

(6)
The shares shown as being owned by Mr. Feinstein include:  (a) 890,228 shares owned by Mr. Feinstein individually; (b) 99,361 shares issuable pursuant to stock options granted to Mr. Feinstein that are exercisable or become exercisable within 60 days; (c) 350,000 shares owned by a foundation of which Mr. Feinstein and his family members are directors and officers; (d) 156,483 shares held by trusts for the benefit of Mr. Feinstein’s family members; (e) 341,240 shares owned by his spouse; and (f) 47,578 shares of restricted stock.  Mr. Feinstein has sole voting power with respect to the shares held by him individually and in trust for which he is the trustee but disclaims beneficial ownership of any of the shares not owned by him individually and in trust for which he is not the trustee.

(7)
The shares shown as being owned by Mr. Temares include:  (a) 357,620 shares owned by Mr. Temares individually; (b) 1,267,829 shares issuable pursuant to stock options granted to Mr. Temares that are exercisable or become exercisable within 60 days; (c) 187,144 shares issuable pursuant to stock options that are exercisable held by a family limited partnership, of which Mr. Temares and his spouse are the sole general partners, and of which Mr. Temares and his spouse serve as limited partners together with trusts for the benefit of Mr. Temares, his spouse and his children; (d) 14,286 shares owned by the above described family limited partnership; (e) 5,000 shares owned by a family limited partnership established by Mr. Temares’ mother; and (f) 186,745 shares of restricted stock.  Mr. Temares has sole voting power with respect to the shares held by him individually and the above described family limited partnership but disclaims beneficial ownership of the shares owned by the family limited partnership established by Mr. Temares’ mother.

(8)
The shares shown as being owned by Mr. Stark include:  (a) 64,965 shares owned by Mr. Stark individually; (b) 105,770 shares issuable pursuant to stock options granted to Mr. Stark that are exercisable or become exercisable within 60 days; and (c) 90,814 shares of restricted stock.

(9)
The shares shown as being owned by Mr. Castagna include:  (a) 59,040 shares owned by Mr. Castagna individually; (b) 105,770 shares issuable pursuant to stock options granted to Mr. Castagna that are exercisable or become exercisable within 60 days; and (c) 75,339 shares of restricted stock.

(10)
The shares shown as being owned by Ms. Lattmann include:  (a) 10,099 shares owned by Ms. Lattmann individually; (b) 2,862 shares issuable pursuant to stock options granted to Ms. Lattmann that become exercisable within 60 days; and (c) 16,493 shares of restricted stock.

(11)
The shares shown as being owned by Mr. Fiorilli include:  (a) 52,595 shares owned by Mr. Fiorilli individually; (b) 165,391 shares issuable pursuant to stock options granted to Mr. Fiorilli that are exercisable or become exercisable within 60 days; and (c) 72,392 shares of restricted stock.

Certain Relationships and Related Transactions

The Company’s Audit Committee reviews and, if appropriate, approves transactions brought to the Committee’s attention in which the Company is a participant and the amount involved exceeds $120,000, and in which, in general, beneficial owners of more than 5% of the Company’s common stock, the Company’s directors, nominees for director, executive officers, and members of their immediate families, have a direct or indirect material interest.  The Committee’s responsibility with respect to the review and approval of these transactions is set forth in the Audit Committee’s charter.

Martin Eisenberg is the Company’s Regional Vice President for the Northeast Region, with responsibilities in areas that include store operations, merchandising, store design and product sourcing.  For fiscal 2014, his salary was $506,530 and he received other benefits consistent with his position and tenure, including a restricted stock award valued at $150,000, and an automotive allowance and employer 401(k) match aggregating approximately $12,000.  He has been employed by the Company since 1977 and is the son of Warren Eisenberg, the Company’s Co-Chairman.

A brother-in-law of Arthur Stark, the Company’s President, earned in his capacity as a sales representative employed by Blue Ridge Home Fashions commissions (aggregating approximately $299,000) on sales of merchandise in fiscal 2014 by Blue Ridge Home Fashions to the Company in the amount of approximately $29.9 million, and a son-in-law of Mr. Stark is a managing member and has a minority equity interest in Colordrift LLC which had aggregate sales of merchandise to the Company of approximately $2.9 million in fiscal 2014.  Colordrift LLC had a pre-existing sales relationship with the Company at the time such managing member became Mr. Stark’s son-in-law, which was during the Company’s fiscal 2012 year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock.  Based solely upon a review of the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for fiscal 2014, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors and executive officers, except for one late Form 4 filing for each of Eugene A. Castagna and Susan E. Lattmann (withholding of shares upon vesting to satisfy tax obligations) that was due on March 2, 2015, which is part of fiscal 2015.

HOUSEHOLDING

Unless we have received contrary instructions, we are mailing one copy of the proxy materials (other than the proxy card) to record holders who have the same address and last name.  Such record holders will continue to receive separate proxy cards.  We refer to this practice as householding.

If you are a record holder who participates in householding and wish to receive separate copies of the proxy materials for the 2015 Annual Meeting or future Annual Meetings, then please contact the Secretary of the Company by writing to 650 Liberty Avenue, Union, New Jersey 07083 or calling 908-688-0888.  We will promptly deliver separate copies of the proxy materials for the 2015 Annual Meeting upon receiving your request.

If you are a record holder who is eligible for householding and do not currently participate in the program but would like to, then please contact the Secretary of the Company at the address or phone number indicated above.

If you are a beneficial owner, then please contact your stockbroker, bank or other holder of record to receive one or separate copies of the proxy materials.

NEXT YEAR’S ANNUAL MEETING

Proposals which shareholders intend to be eligible for inclusion in next year’s proxy statement under the SEC’s proxy rules must be received by the Company no later than January 30, 2016.  Such proposals can be sent to the Company at 650 Liberty Avenue, Union, New Jersey 07083, Attn:  Warren Eisenberg, Co-Chairman and Secretary.

In addition, under the Company’s Amended By-laws, any proposal for consideration at the 2016 Annual Meeting of Shareholders submitted by a shareholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices at 650 Liberty Avenue, Union, New Jersey 07083 between the close of business on March 4, 2016 and the close of business on April 3, 2016, and is otherwise in compliance with the requirements set forth in the Company’s Amended By-laws.  If the date of the 2016 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2015 Annual Meeting of Shareholders, notice must be received not earlier than the close of business on the 120th day prior to the 2016 Annual Meeting of Shareholders and not later than the close of business on the 90th day prior to the 2016 Annual Meeting of Shareholders, or if the first public announcement of the date of the 2016 Annual Meeting of Shareholders is less than 100 days prior to the date of the 2016 Annual Meeting of Shareholders, the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever occurs first.

BED BATH & BEYOND INC. 650 LIBERTY AVENUE UNION, NJ 07083
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Bed Bath & Beyond Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF VOTING BY MAIL, PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91648-P66513	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BED BATH & BEYOND INC.
1.	ELECTION OF DIRECTORS
The Board of Directors Recommends a Vote
"FOR" all nominees with respect to Proposal 1.
	Nominees for a one (1) year term:	For	Against	Abstain		For	Against	Abstain

	1a. Warren Eisenberg	[ ]	[ ]	[ ]	2. Ratification of the appointment of KPMG LLP.	[ ]	[ ]	[ ]

	1b. Leonard Feinstein	[ ]	[ ]	[ ]	The Board of Directors Recommends a Vote "FOR" Proposal 2.

	1c. Steven H. Temares	[ ]	[ ]	[ ]	3. To approve, by non-binding vote, the 2014 compensation paid to the Company's named executive officers.	[ ]	[ ]	[ ]

	1d. Dean S. Adler	[ ]	[ ]	[ ]	The Board of Directors Recommends a Vote "FOR" Proposal 3.

	1e. Stanley F. Barshay	[ ]	[ ]	[ ]	4. In their discretion, the Proxies are authorized to vote upon such other business as may be brought before the meeting.

	1f. Geraldine T. Elliott	[ ]	[ ]	[ ]

	1g. Klaus Eppler	[ ]	[ ]	[ ]

	1h. Patrick R. Gaston	[ ]	[ ]	[ ]

	1i. Jordan Heller	[ ]	[ ]	[ ]

	1j. Victoria A. Morrison	[ ]	[ ]	[ ]

		Yes	No
	Please indicate if you plan to attend this meeting.	[ ]	[ ]		For address changes and/or comments, please check this box and write them on the back where indicated.			[ ]

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy materials  for the Annual meeting:
The Notice of 2015 Annual Meeting of Shareholders, Proxy Statement and 2014 Annual Report are available at www.bedbathandbeyond.com/annualmeeting2015.

M91649-P66513
PROXY

BED BATH & BEYOND INC.
650 LIBERTY AVENUE
UNION, NEW JERSEY 07083

ANNUAL MEETING OF SHAREHOLDERS
JULY 2, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Warren Eisenberg and Leonard Feinstein, or either one of them, acting singly, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Bed Bath & Beyond Inc. held of record by the undersigned on May 6, 2015, at the Annual Meeting of Shareholders to be held on July 2, 2015, or any adjournment or adjournments thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED HEREBY WILL BE VOTED, IF NOT OTHERWISE SPECIFIED, FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued on Reverse Side)